AGREEMENT AND PLAN OF MERGER

among

CERTIFIED HOLDINGS, INC.,

PILLOW ACQUISITION CORP.

and

FRESH BRANDS, INC.

dated as of

December 5, 2005

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of December 5, 2005 (the “Agreement”), among Fresh Brands, Inc., a Wisconsin corporation (the “Company”), Certified Holdings, Inc., a Delaware corporation (“Parent”), and Pillow Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”).

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of Parent, Acquisition Sub and Company have each unanimously approved this Agreement and the merger of Acquisition Sub with and into Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of Company (the “Board of Directors”) has unanimously determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is fair and in the best interests of its shareholders and has unanimously resolved to recommend, subject to the terms of this Agreement, that the holders of the shares of Company’s issued and outstanding common stock, $0.05 par value per share (“Common Stock”), approve this Agreement and the transactions contemplated hereby;

        WHEREAS, Parent, Acquisition Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

        WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 7.16.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub and Company hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.01.     The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the WBCL, Acquisition Sub shall be merged with and into Company. Following the Merger, the separate corporate existence of Acquisition Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the “Surviving Corporation.”

        Section 1.02.      Closing; Effective Time.

        (a)     The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article V, at the offices of Sonnenschein Nath & Rosenthal LLP, 8000 Sears Tower, 233 S. Wacker Drive, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing between Parent and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

        (b)     Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the parties hereto shall file a plan of merger (the “Plan of Merger”), in accordance with Section 180.1101 of the WBCL, with the Department of Financial Institutions of the State of Wisconsin (the “WDFI”), in such form as required by, and executed in accordance with the relevant provisions of, the WBCL. The Merger shall become effective upon the filing of the Plan of Merger (the time of such filing (or such later time as is specified in such Plan of Merger as agreed between Parent and Company) being the “Effective Time”).

        Section 1.03.     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Acquisition Sub shall vest in the Surviving Corporation, and all Liabilities and duties of Company and Acquisition Sub shall become the Liabilities and duties of the Surviving Corporation.

        Section 1.04.     Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Company or Acquisition Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Company or Acquisition Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        Section 1.05.     Articles of Incorporation; By-Laws; Directors and Officers.

        (a)     At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read in the form of the Articles of Incorporation of the Acquisition Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Laws and this Agreement, except that, as of the Effective Time, Article I of such Articles of Incorporation shall be amended to reflect the name of the Surviving Corporation designated by Parent.

        (b)     At the Effective Time, the By-Laws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

        (c)     The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the initial officers of the Surviving Corporation shall be as designated in writing by Parent prior to the Effective Time, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

        Section 1.06.     Conversion of Shares. At the Effective Time, automatically by virtue of the Merger and without any action on the part of Acquisition Sub, Company or the holder of any of the following securities:

        (a)     Each share of Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.06(b) and any Dissenting Shares) shall be canceled and be converted into the right to receive $7.05 in cash payable to the holder thereof, without interest (the “Merger Consideration”), upon surrender of the certificate representing such Share, less any withholding taxes. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 1.08.

        (b)     Each Share held in the treasury of Company or owned by any Subsidiary and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and no payment or other consideration shall be made with respect thereto.

        (c)     Each share of common stock, $0.001 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL, as judicially interpreted) share of common stock, $0.05 par value per share, of the Surviving Corporation.

        Section 1.07.     Dissenting Shares.

        (a)     It is anticipated that on the record date fixed for purposes of determining the holders of Shares entitled to receive notice of, and to vote at, a meeting to approve the Plan of Merger, the Shares will continue to be quoted on Nasdaq. Accordingly, subject to such continued quotation, holders of Shares will not have dissenters’ rights under Section 180.1301 et seq. of the WBCL in connection with the Merger. Notwithstanding the foregoing, Sections 1.07(b) and (c) below shall apply in the event that holders of Shares do have dissenters’ rights under Section 180.1301 et seq. of the WBCL, whether because the Shares no longer are quoted on Nasdaq on such record date or otherwise.

        (b)     Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding as of the Effective Time and that are held by any record holder who has not voted to approve the Plan of Merger or consented thereto in writing and is otherwise entitled to demand, and who has properly exercised, preserved and perfected dissenters’ rights in accordance with Section 180.1301 et seq. of the WBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall instead become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the WBCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his dissenters’ rights with respect to such Dissenting Shares, in each case under the WBCL, shall forfeit his dissenters’ rights with respect to such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest, upon surrender of the certificates representing such Shares in accordance with Section 1.08. Notwithstanding anything to the contrary contained in this Section 1.07(b), if the Merger is rescinded or abandoned, then the right of any shareholder to be paid the fair value of such shareholder’s Dissenting Shares shall terminate.

        (c)     Company shall give Parent (i) prompt written notice of any notices of intent to demand payment, any withdrawals of such notices received by Company and any other related instruments served pursuant to Section 180.1301 et seq. of the WBCL and received by Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for payment under Section 180.1301 et seq. of the WBCL. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

        Section 1.08.     Surrender of Shares; Stock Transfer Books.

        (a)     Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to Company to act as paying agent in the Merger (the “Paying Agent”) and to receive the funds necessary to make the payments contemplated by Section 1.06(a). Parent shall, at or prior to the Effective Time, make available or cause to be made available to the Paying Agent cash in amounts necessary for the payment of the Merger Consideration under Section 1.08(b) to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.06(a). Such funds shall be invested by the Paying Agent as directed by Parent. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

        (b)     As soon as reasonably practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 1.06(a). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled.

        (c)     If payment of the Merger Consideration in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable. If a mutilated Certificate is surrendered to the Paying Agent or if the holder of a Certificate submits an affidavit to the Paying Agent stating that the Certificate has been lost, destroyed or wrongfully taken, such holder shall, if required by Parent, furnish an indemnity bond sufficient in the reasonable judgment of Parent to protect Parent, the Surviving Corporation and the Paying Agent from any loss that any of them may suffer. Until surrendered as contemplated by this Section 1.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 1.08, without interest thereon.

        (d)     Promptly following the date which is one year after the Effective Time, the Paying Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares to be canceled pursuant to Section 1.06(b)) shall look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder, without any interest thereon. Notwithstanding the foregoing, none of Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates have not been surrendered prior to the third anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

        (e)     Parent (or any Affiliate thereof) or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Paying Agent.

        (f)     All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall not be any further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in Section 1.06(a) and this Section 1.08.

        Section 1.09.     Stock Plans. Prior to the Effective Time, the Board of Directors (or, if appropriate, the Stock Option Committee thereof) of Company shall adopt appropriate resolutions and take all other actions necessary to cause each holder of an issued and outstanding option or similar right to purchase Common Stock, whether or not then vested or exercisable (an “Option”) pursuant to any stock option or similar plans, agreements or arrangements of Company including any related award agreements (collectively, the “Stock Plans”), to enter into an Option Cancellation Agreement, in substantially the form attached hereto as Exhibit A (an “Option Cancellation Agreement”), pursuant to which such holder will agree to cancellation of his or her Options immediately prior to the Effective Time in exchange for the consideration provided therein, net of such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the holder of that Option for all purposes under this Agreement. Company shall take all action to ensure that all Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Subsidiary, shall automatically terminate as of the Effective Time, and that any holder of issued and outstanding awards thereunder will have no rights other than the right to receive the payment in cancellation and settlement thereof as provided in the Option Cancellation Agreements. Prior to the Effective Time, the Board of Directors, or the Stock Option Committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC to approve the disposition by any officer or director of Company who is a covered person of Company for purposes of Section 16 under the Exchange Act of Shares or Options pursuant to this Agreement and the Merger for purposes of qualifying the disposition as an exempt transaction under Section 16 under the Exchange Act.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

        Except as set forth in the corresponding sections or subsections of the disclosure schedules to this Agreement, Acquisition Sub and Parent represent and warrant to Company as set forth below. Each exception set forth in the disclosure schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and, except where specifically cross-referenced to another section or subsection, relates only to such section or subsection; provided, however, that any information which is fairly described with reasonable particularity and detail under any section number shall be deemed to have been disclosed and incorporated in any other section of the disclosure schedule where such disclosure would be appropriate and readily apparent.

        Section 2.01.     Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquisition Sub is a corporation duly organized and validly existing under the Laws of the State of Wisconsin. Parent and Acquisition Sub have all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby, including the Merger (the “Transactions”).

        Section 2.02.     Authority. The execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized and approved by the respective boards of directors of Parent and Acquisition Sub. No other or further corporate act or proceeding on the part of Parent or Acquisition Sub or their respective shareholders is necessary to authorize or approve this Agreement or the consummation of the Transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Parent and Acquisition Sub, enforceable against them in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

        Section 2.03.     No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent and Acquisition Sub of the Transactions contemplated hereby (a) assuming all notices, reports or other filings described in this Section 2.03 have been given or made, will violate any Laws or Orders of any Governmental Entity applicable to Parent or Acquisition Sub, (b) except for (i) the filing of the Proxy Statement with the SEC and applicable requirements, if any, of the Exchange Act, (ii) if applicable, the pre-merger notification requirements of the HSR Act, (iii) the filing of the Plan of Merger as required by the WBCL, (iv) filings as may be required by any applicable state takeover or “blue sky” Laws and (v) filings as would not prevent or materially delay the consummation of the Merger, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) subject to obtaining the consents described in clause (b) above, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of Parent or Acquisition Sub or of any Contract to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any of its assets or properties may be bound or affected, except for, in the case of clauses (a), (b) and (c) above, any such items which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 2.04.     Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Acquisition Sub.

        Section 2.05.     Proxy Statement. None of the information supplied in writing by or on behalf of Parent or Acquisition Sub specifically for inclusion in the Proxy Statement (the “Parent Information”) will, on the date the Proxy Statement is first mailed to shareholders or at the time of Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 2.06.     Financing. At the Effective Time, Parent will have, and will make available to Acquisition Sub, the funds necessary to consummate the Merger and the other Transactions contemplated by this Agreement, and to pay related fees and expenses, subject to satisfaction of each of the conditions set forth in Section 5.02(g) of this Agreement.

        Section 2.07.     No Ownership of Shares. As of the date hereof, neither Parent nor any of its Subsidiaries owns any Shares or other securities convertible into Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as set forth in the corresponding sections or subsections of the disclosure schedules to this Agreement, Company represents and warrants to Parent and Acquisition Sub as set forth below. Each exception set forth in the disclosure schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and, except where specifically cross-referenced to another section or subsection, relates only to such section or subsection; provided, however, that any information which is fairly described with reasonable particularity and detail under any section number shall be deemed to be disclosed and incorporated in any other section of the disclosure schedule where such disclosure would be appropriate and readily apparent.

        Section 3.01.     Corporate. (a) (a) Each of Company and the Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (which, in the case of a corporation organized under the Laws of the State of Wisconsin, means that such corporation has filed its most recent required annual report and has not filed articles of dissolution) under the Laws of the jurisdiction of its incorporation, (ii)(a) has all requisite corporate power and authority and (b) any necessary governmental authority and approvals, to own, operate or lease the properties that it purports to own, operate or lease and to carry on its Business as it is now being conducted, and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except, in the case of subsections (ii)(b) and (iii) hereof, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Company has made available to Parent true, correct and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of Company and each Subsidiary. Neither Company nor any of the Subsidiaries is in default in the performance, observance or fulfillment of any provision or its articles of organization or bylaws (or comparable organizational documents).

        (b)     A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Company or another Subsidiary, is set forth in Schedule 3.01(b). Other than the Subsidiaries and as set forth in Schedule 3.01(b) and without giving effect to the effects of FIN 46 with respect to consolidated Franchisees, Company does not own, directly or indirectly, any equity or other ownership interests of any Person. Except as set forth in Schedule 3.01(b), all of the outstanding capital stock of each Subsidiary is owned directly or indirectly by Company free and clear of all Liens, except Permitted Liens, and is validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL, as judicially interpreted); and except as set forth in Schedule 3.01(b), there are no outstanding subscriptions, options, warrants, puts, calls, rights or agreements of any kind relating to the issuance, sale, transfer or voting of any capital stock or other equity interests of any such Subsidiary, and no such Subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any Subsidiary.

        (c)     The authorized capital stock of Company consists entirely of (i) Twenty Million (20,000,000) shares of Common Stock and (ii) One Million (1,000,000) shares of preferred stock, par value $0.05 per share. As of the close of business on December 1, 2005, (i) 4,931,934 shares of Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL, as judicially interpreted); (ii) 3,818,408 shares of Common Stock were held in the treasury of Company; (iii) 4,931,934 shares of Common Stock have been reserved for issuance in connection with the Rights Agreement; (iv) 587,000 shares of Common Stock were reserved for issuance pursuant to the Stock Plans, of which 517,000 shares of Common Stock were subject to outstanding Options; and (v) no shares of Preferred Stock were issued or outstanding. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of Company or any Subsidiary issued and outstanding (“Voting Debt”). Except as set forth in Schedule 3.01(c), and except for Company’s obligations under the Rights Agreement (including with respect to the common stock purchase rights issued thereunder (the “Rights”)), there are no (i) securities convertible into or exchangeable for any capital stock or other securities of Company or (ii) options, warrants, calls, pre-emptive rights, subscriptions, commitments, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts, arrangements or other rights of any kind to which Company or any Subsidiary is a party or by which Company or any Subsidiary is bound obligating Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interests in, Company or any Subsidiary or obligating Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract, arrangement or undertaking, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Common Stock. Schedule 3.01(c) sets forth a listing of all outstanding vested and unvested Options as of the date hereof (indicating which Options will vest upon consummation of the Merger) and the exercise prices thereof. Except as set forth on Schedule 3.01(c), there are no outstanding Options (vested or unvested) with an exercise price less than the per share Merger Consideration. Except as set forth on Schedule 3.01(c), there are no voting trusts or other agreements or understandings to which Company or any Subsidiary is a party with respect to the voting, issuance or transfer of the capital stock of Company or any of the Subsidiaries. There are no outstanding contractual obligations of Company or any Subsidiary to (I) repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests in, Company or any Subsidiary or (II) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of the Subsidiaries, including without limitation, puts, calls, rights of first refusal or similar rights. Company has made available to Parent a complete and correct copy of the Rights Agreement, as amended to the date of this Agreement.

        Section 3.02.     Authority. Company has all necessary corporate power and authority to enter into this Agreement and (subject to, with respect to the Merger, the approval and adoption of this Agreement by Company’s shareholders in accordance with the WBCL) to carry out its obligations hereunder and to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the Transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Company (subject to, with respect to the Merger, the approval and adoption of this Agreement by Company’s shareholders in accordance with the WBCL), and no other corporate action or proceeding is necessary for the execution and delivery of this Agreement, the performance by Company of its obligations hereunder and the consummation by Company of the Transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by Company’s shareholders in accordance with the WBCL). This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by the Parent and Acquisition Sub, constitutes the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

        Section 3.03.     No Violation.

        (a)     The execution and delivery of this Agreement by Company do not, and the performance of this Agreement, the Merger and the other Transactions by Company will not, (i) assuming all notices, reports or other filings described in clauses (i) through (v) of Section 3.03(b) have been given or made, conflict with or violate any Law, Permit or Order of any Governmental Entity applicable to Company or any Subsidiary or by which any of its property is bound or affected, (ii) violate or conflict with either the Articles of Incorporation or By-Laws of Company or comparable organizational documents of any Subsidiary or, (iii) except as set forth in Schedule 3.03(a), result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default), or impair the Company’s rights or alter the rights or obligations of any third party under, or result in any increased, additional or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or give to others any rights of termination, amendment or cancellation of, or accelerate the performance required by, or result in the creation of a Lien or encumbrance on any of the property or assets of Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, agreement, Contract, instrument, Permit, license, franchise or other obligation to which Company or any Subsidiary is a party or by which it or its property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

        (b)     Except for (i) the filing of the Proxy Statement with the SEC and applicable requirements, if any, of the Exchange Act, (ii) if applicable, the pre-merger notification requirements of the HSR Act, (iii) the filing of the Plan of Merger as required by the WBCL, (iv) filings as may be required by any applicable state takeover or “blue sky” Laws and (v) filings, the failure of which to be obtained or made, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval, authorization, exemption of, or any other action by, any Governmental Entity is required to be obtained or made by Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waivers, consents, approvals or authorizations would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or (B) in connection with any submission required above.

        Section 3.04.     SEC Filings; Financial Statements.

        (a)     Company has timely filed all forms, reports, schedules, proxy statements, registration statements and other documents (including all exhibits thereto) required to be filed with the SEC since January 1, 2003, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (as they have been amended since the time of their filing, and including the exhibits thereto, collectively the “SEC Reports”). The SEC Reports (including any financial statements or schedules included or incorporated by reference therein) (i) at the time they became effective, in the case of registration statements, or when filed, in the case of any other SEC Report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the rules and regulations of the SEC under all of the foregoing, and (ii) do not, and did not at the time they were filed (except in either case to the extent revised or superseded by a subsequent filing with the SEC), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any reports, forms or other documents with the SEC. Company has furnished to Parent all comment letters from the SEC with respect to any of the SEC Reports. As of the date hereof, there are no outstanding comments in comment letters received from the SEC staff with respect to any of the SEC Reports.

        (b)     The consolidated financial statements of Company and its Subsidiaries contained in the SEC Reports (the “Company Financials”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (“GAAP”) (except as indicated in the notes thereto and except in the case of unaudited interim statements, as permitted by Form 10-Q under the Exchange Act), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, changes in shareholders’ equity and changes in cash flows of Company and its Subsidiaries for the periods indicated (except that the unaudited interim financial statements contained in the SEC Reports were or are subject to normal and recurring year-end adjustments).

        (c)     Company has heretofore furnished to Parent a complete and correct copy of (i) any material agreements, documents or other instruments required to be filed by Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC, and (ii) any material amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

        (d)     Neither Company nor any Subsidiary has any Liabilities or obligations of that are of a nature (whether known, unknown, accrued, absolute, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a consolidated balance sheet of Company and it Subsidiaries prepared in accordance with GAAP, as such exist as of the date hereof, or in the notes thereto, other than any Liabilities (i) reserved against, reflected or disclosed on the most recent consolidated balance sheet of Company and its Subsidiaries contained in the Available Company SEC Documents, including the notes to financial statements contained therein, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Available Company SEC Documents, or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except with respect to fees payable to Company Financial Advisor, which are not the subject of this sentence, none of Company or any Subsidiary has entered into any agreement, whether verbal or written, to pay any premium fee (which for this purpose means solely any fee that is in addition to fees customarily charged by the applicable service provider for similar services), fixed fee (which for this purpose means solely any fee that is not measured by reference to hourly rates and time worked), or contingent fee in respect of legal, accounting or consulting services provided in connection with the Merger and the Transactions.

        (e)     Since the enactment of the Sarbanes-Oxley Act, Company has been in compliance with all provisions of the Sarbanes-Oxley Act, including the rules and regulations of the SEC promulgated thereunder, applicable to Company and its Subsidiaries, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no outstanding loans made by Company or any of the Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company. Since the enactment of the Sarbanes-Oxley Act, neither Company nor any of the Subsidiaries has made any loan or “extension of credit” within the meaning of Section 402 of the Sarbanes-Oxley Act to any executive officer or director of Company or any of the Subsidiaries.

        (f)     Each of the principal executive officer and the principal financial officer of Company has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports, and Company has made available to Parent a summary of any disclosure made by Company’s management to Company’s auditors and the audit committee of Company’s Board of Directors referred to in such certifications. (For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.)

        (g)     Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on Company’s consolidated financial statements. Company has evaluated the effectiveness of Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. To the extent required by applicable Law, Company has disclosed, in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting. Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to Company’s auditors and the audit committee of Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. As of the date hereof, Company has not identified any material weaknesses in the design or operation of Company’s internal control over financial reporting.

        (h)     Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Company, including its consolidated Subsidiaries and Franchisees, is made known to Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Company has evaluated the effectiveness of Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

        (i)     As of the date of this Agreement and except as set forth in Schedule 3.04(i), to the Knowledge of Company, no accounting rule, opinion, standard, consensus or pronouncement applicable to Company or any of its Subsidiaries or consolidated Franchises has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that Company or any of its Subsidiaries or consolidated Franchises is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect.

        Section 3.05.     Tax Matters

        (a)     All Tax Returns required to be filed with respect to the business and assets of Company and its Subsidiaries for all Taxable Periods ending prior to the date hereof have been duly and timely (within any applicable extension periods) filed with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true, correct and complete, and all Taxes shown to be due and payable on such Returns have been paid. The Company and its Subsidiaries have set up reserves for the payment of all material Taxes not yet due and payable, or any penalties or fines related to all Tax Returns, that adequately cover all Taxable Periods ending prior to the date hereof.

        (b)     Company and each Subsidiary has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

        (c)     The Tax Returns of Company and each Subsidiary that are under audit or have been audited by the Internal Revenue Service (“IRS”) or other applicable Tax Authorities or Governmental Entities since January 1, 2000 are set forth in Schedule 3.05(c). Neither Company nor any Subsidiary has received from the IRS or any other applicable Tax authorities any written notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by Company or any Subsidiary.

        (d)     Neither Company nor any of its Subsidiaries has (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remain outstanding, (ii) applied for a ruling relative to Taxes, (iii) entered into a closing agreement with any Tax Authority or Governmental Entity, or (iv) except as set forth on Schedule 3.05, filed an election under §338(g) or 338(h)(10) of the Code or caused or permitted a deemed election under §338(e) of the Code.

        (e)     Except as set forth on Schedule 3.05, none of the Tax Returns of Company and its Subsidiaries filed with respect to Tax years beginning on or after January 1, 2000, or, to the Knowledge of Company, any prior Tax year, has been or is currently being examined by the IRS or relevant state, local or foreign taxing Authorities or Governmental Entities. Except as set forth on Schedule 3.05, there are no examinations or other administrative or court proceedings relating to Taxes or Tax Returns in progress or pending with respect to which Company or any of its Subsidiaries has received written notice.

        (f)     None of Company and its Subsidiaries is a party to any written agreement providing for the allocation or sharing of Taxes. Any liability or obligation of Company or any of its Subsidiaries under any such agreement will terminate as of the Closing Date and be of no further force or effect.

        (g)     Since January 1, 2000, none of Company and its Subsidiaries has been a member of an (i) affiliated group (within the meaning of §1504 of the Code or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which Company is the common parent. Neither Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than Company or any of its Subsidiaries) under the provisions of Treasury Regulation §1.1502-6 (or any similar provision of and state, local or foreign Law) as a transferee or successor, whether by contract or otherwise.

        (h)     No payment made or to be made to any current or former employee or director of Company or any of its Subsidiaries as a result of the Transactions contemplated by this Agreement (either alone or in conjunction with any other events such as a termination of employment) and no trustee under any rabbi trust “or similar arrangement in connection with any Employee Benefit Plan will constitute an “excess parachute payment” within the meaning of §280G of the Code or will be nondeductible under §162(m) of the Code.

        (i)     There are no Liens for Taxes, other than for current Taxes not yet due and payable, on the assets of Company or any of its Subsidiaries.

        (j)     Neither Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

        Section 3.06.     Absence of Certain Changes. Except as expressly provided in this Agreement or as set forth in Schedule 3.06 or in the Available Company SEC Documents, since July 16, 2005: (a) the Business of Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice, (b) there has not been any event, condition, change or development, or worsening of any existing event, condition, change or development that, individually or in combination with any other event, condition, change, development or worsening thereof, has had or could reasonably be expected to have a Material Adverse Effect, (c) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of Company or any of its Subsidiaries, except for damage, destruction or loss as would not, individually or in the aggregate, have a Material Adverse Effect; (d) neither Company nor any of its Subsidiaries has engaged in any material transaction or entered into any material agreement or commitments outside the ordinary course of business; or, except as and to the extent disclosed in the Available Company SEC Documents, revalued any material assets of Company or any Subsidiary resulting in an impairment charge; and (e) except as Parent has consented in writing, neither Company nor any of its Subsidiaries has taken any action which requires the consent of Parent under Section 4.01 or which would have required the consent of Parent under Section 4.01 if such action was taken after the date hereof.

        Section 3.07.     No Litigation. There is no Litigation pending or, to Company’s Knowledge, threatened against Company, any Subsidiary, the directors or officers of Company or any Subsidiary (in such capacity) or its Business or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Schedule 3.07identifies all Litigation to which Company, any Subsidiary or the directors or officers of Company or any Subsidiary (in such capacity) have been parties since January 1, 2003, except for any Litigation that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any Subsidiary nor any of their respective Businesses or assets is subject to any Order. The foregoing includes, without limitation, Litigation pending or, to Company’s Knowledge, threatened or any basis therefor Known by Company involving (a) the prior employment of any of the employees of Company or any Subsidiary or (b) the use of any information or techniques allegedly proprietary to any of such employee’s former employers in connection with the Business of Company. There is no Litigation pending or, to the Knowledge of Company, threatened in writing against Company or the Subsidiaries which seeks to prevent consummation of the Transactions or which seeks damages in connection with the Transactions, and no temporary restraining order, preliminary or permanent injunction or other Order or decree which prevents the consummation of the Transactions has been issued and remains in effect.

        Section 3.08.     Compliance with Laws and Orders.

        (a)     Company and each Subsidiary (including its Business and assets) is (and has at all times since January 1, 2002 been) in compliance with all applicable Laws and Orders, and has not received any notice of any violation of Law, except for such instances of noncompliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any Subsidiary has received any notice of any violation or alleged violation of any Laws, Permits or Orders. All reports, filings and returns required to be filed by or on behalf of Company or any Subsidiary with any Governmental Entity have been filed.

        (b)     Company and each Subsidiary has all licenses, Permits, approvals, certifications, consents and listings of all Governmental Entities and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its Business (as currently conducted) and the operation of its facilities, except where the failure to have such licenses, permits, approvals, certifications, consents, listings and exemptions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such material licenses, permits, approvals, certifications, consents and listings are set forth in Schedule 3.08(b), are in full force and effect, except where the failure to be in full force or effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Company and each Subsidiary (including its respective Business and assets) is in compliance with all such licenses, permits, approvals, certifications, consents and listings, except for such instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        (c)     Except as set forth in the Company Financials contained in the Annual Report on Form 10-K of Company for the fiscal year ended January 1, 2005 (the “Company Form 10-K”) or except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) each of Company and Subsidiaries is (and has at all times since January 1, 2002 been) in compliance with all applicable Environmental Laws; (ii) Company and each Subsidiary have all Permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (iii) Company and each Subsidiary is (and has at all times since January 1, 2002 been) in compliance with its Environmental Permits; (iv) none of Company or the Subsidiaries has received any communication from any Governmental Entity or other Person that alleges that Company or any Subsidiary has violated or is liable under any Environmental Law or Environmental Permit; (v) there are no Environmental Claims pending or, to the Knowledge of Company, threatened (A) against Company or any Subsidiary or (B) against any Person whose liability for any such Environmental Claim Company or any Subsidiary has retained or assumed, either contractually or by operation of law; (vi) to the Knowledge of Company, there have been no Releases of any Hazardous Substances that would reasonably be expected to result in any Environmental Claim against Company or any Subsidiary or any Liability of Company or any Subsidiary under any Environmental Law or Environmental Permit; and (vi) the reports of environmental assessments, audits and similar investigations previously made available to Parent are all such reports in the possession of Company or, to Company’s Knowledge, otherwise in existence and reasonably within the control of Company, conducted since January 1, 2002 (or, to Company’s Knowledge, conducted prior thereto) on any property currently or formerly owned or operated by Company or any Subsidiary.

        Section 3.09.     Properties.

        (a)     Except as set forth on Schedule 3.09(a), each of Company and its Subsidiaries has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all the material assets and properties that it owns or uses and that are reflected on Company’s most recent consolidated balance sheet (or in the footnotes related thereto) included in the Available Company SEC Documents (the “Company Balance Sheet”), or that were thereafter acquired (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since such date), and such assets and properties are owned free and clear of all Liens, except for Permitted Liens.

        (b)    Schedule 3.09(b) contains a true and complete list of all real property owned by Company or any Subsidiary (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property. Copies of title reports or policies obtained by Company with respect to each of the Owned Real Property have previously been made available to Parent to the extent that such reports and policies are in Company’s possession and control, as applicable.

        (c)    Schedule 3.09(c) contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Company or any Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Parent. Each Real Property Lease is a valid and binding obligation of Company or a Subsidiary and is in full force and effect. There is no default under any Real Property Lease either by Company or the Subsidiaries party thereto or, to Company’s Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by Company or any Subsidiary thereunder, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (d)     Company or one of the Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Liens, except Permitted Liens. Company or one of the Subsidiaries has exclusive possession of all of the Leased Real Property, other than any occupancy rights granted under the Real Property Leases. Other than the Real Property Leases or as set forth on Schedule 3.09(d), none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other written agreement to which Company or any Subsidiary is a party granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof. There does not exist any pending or, to Company’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither Company nor any Subsidiary has received any written notice of the intention of any Governmental Entity or other Person to take or use any Owned Real Property or Leased Real Property.

        (e)     The improvements constructed on the Owned Real Property and Leased Real Property are (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner that is, to Company’s Knowledge, customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear. The improvements constructed on the Owned Real Property and Leased Real Property are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and, to the Knowledge of Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services.

        Section 3.10.     Insurance. Schedule 3.10 sets forth a true and complete list of all insurance policies carried by, or covering Company and the Subsidiaries with respect to their Businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible, including all occurrence-based policies for all periods prior to the Closing Date. True and complete copies of each such policy have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation has been received by Company or any Subsidiary with respect to any such policy. The insurance coverage provided by such policies is customary for the industry in which Company and the Subsidiaries operate. Each of Company and the Subsidiaries has complied with the provisions of each such policy under which it is an insured party, except for instances of noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three years. There are no pending or, to the Knowledge of Company, threatened claims under any insurance policy that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

        Section 3.11.     Material Contracts.

        (a)     All material Contracts to which Company or any Subsidiary is a party or any of their respective properties or assets is subject that are required to be filed as an exhibit to any Available Company SEC Document have been filed as an exhibit to such Available Company SEC Document (such filed Contracts, the “Filed Contracts”). Schedule 3.11(a) lists all Contracts, other than the Filed Contracts, to which Company or any of its Subsidiaries is a party and which fall within any of the following categories (together with the Filed Contracts and the Contracts, if any, filed as an exhibit to a SEC Report or entered into subsequent to the date hereof which fall within any of the following categories, being referred to herein as the “Material Contracts”): (i) material Contracts not entered into in the ordinary course of business; (ii) joint venture, partnership and like agreements involving a sharing of profits, losses, costs or liabilities; (iii) leases of real property; (iv) Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000 or which provided for payments to or from Company or any Subsidiary in excess of $25,000 in the aggregate over the life of such Contract; (v) indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements, instruments or Indebtedness of Company or any of its Subsidiaries or commitments for the borrowing or the lending by Company or any of its Subsidiaries of amounts in excess of $25,000 or providing for the creation of any charge, security interest, encumbrance or Lien upon any of the assets of Company or any of its Subsidiaries; (vi) any non-competition agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, the Business of Company or the Subsidiaries may be conducted; (vii) Contracts with Company’s top ten customers (by dollar volume) for the fiscal year ended January 1, 2005 (and with any Person reasonably expected to be a top ten customer (by dollar volume) in the current fiscal year) and Contracts with Company’s top ten suppliers (by dollar volume) for the fiscal year ended January 1, 2005 (and with any Person reasonably expected to be a top ten supplier (by dollar volume) in the current fiscal year); (viii) any Contract that would prohibit or materially delay the consummation of the Merger or any of the Transactions contemplated by this Agreement; (ix) any Contract with any Affiliate; (x) any Contract with any investment bank or other financial advisor, including in connection with the Merger and the Transactions; (xi) any settlement agreement entered into since January 1, 2003 with any Governmental Entity; (xii) any collective bargaining agreement; and (xiii) any agreement for the sale of significant assets out of the ordinary course of business.

        (b)     All the Material Contracts are valid and in full force and effect, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Company or any Subsidiary is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Material Contract, except for violations, defaults, waivers or failures to enforce rights or benefits that individually or in the aggregate would not reasonable be expected to have a Material Adverse Effect. To the Knowledge of Company, no other party to any Material Contract is in breach thereof or default thereunder, except for breaches or defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of each Material Contract, including all material amendments thereto.

        Section 3.12.     Labor Matters. Except as set forth on Schedule 3.12(a), (i) there is no unfair labor practice charge or complaint or Litigation pending or, to Company’s Knowledge, threatened, against Company or any Subsidiary; (ii) there is no labor dispute, slowdown, strike, work stoppage or other collective labor action actually pending or, to Company’s Knowledge, threatened, against or affecting Company or any Subsidiary nor any secondary boycott with respect to any products or services of Company or any Subsidiary; (iii) neither Company nor any subsidiary is engaged in any unfair labor practice; (iv) Company has no Knowledge of any actual or threatened activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of Company or any Subsidiary; (v) except as set forth on Schedule 3.12(a), neither Company nor Subsidiary is a party to or otherwise bound by any collective bargaining agreement or any other agreement with any labor organization applicable to employees or to Persons providing services to either Company or any Subsidiary; (vi) there has been no mass layoff, plant closure, employment loss or other event covered by the Worker Adjustment and Retraining Notification Act or any applicable state or local law concerning mass layoffs and/or plant closures within the last year; (vii) no labor grievance, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending or, to Company’s Knowledge, threatened; and (viii) there are no administrative charges or court complaints or Litigation against Company or any Subsidiary concerning alleged employment discrimination or other employment-related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity that, with respect to clauses (i) and (viii) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Company nor any Subsidiary has received notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of Company or a Subsidiary and, to the Knowledge of Company, no such investigation is in progress. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by Company or Subsidiaries pursuant to any workplace safety and insurance Laws; to Company’s Knowledge, neither Company nor any Subsidiary has been reassessed in any material respect under such Laws during the past three years. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Company and the Subsidiaries are in compliance with all applicable collective bargaining agreements and all applicable Laws relating to employment and employment practices, occupational health and safety, pay equity, wages, hours and terms and conditions of employment.

        Section 3.13.     Employee Benefit Plans.

        (a)     To the extent Company or any Subsidiary is or has been a party to, maintains or has maintained, contributes or has contributed to, or has or had an obligation to contribute to, or has or has had any Liability with respect to any (i) executive compensation or employment agreement with any current or former director, officer or employee, (ii) severance program or policy, (iii) plan or arrangement relating to its current or former directors, officers or employees which contains change in control provisions, or (iv) employee pension or welfare plans as defined in ERISA, collective bargaining agreement, consulting agreement, or bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, supplemental unemployment, disability, death benefit, hospitalization, medical, workers’ compensation or other similar plan, fund, agreement, arrangement or understanding for the benefit of any employee or former employee of Company or any other entity (whether or not incorporated) which is or was, together with Company, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), such agreement, program, policy, plan, arrangement, fund or understanding shall be deemed an “Employee Benefit Plan.”Schedule 3.13(a) lists all current Employee Benefit Plans to which the Company or any Subsidiary is a party or that has outstanding awards on the Closing Date and other qualified or multi-employer plans to which the Company or any Subsidiary has been a party at any time during the five year period ending on the Closing Date. To the Company’s Knowledge, neither the Company nor any Subsidiary has any Liability to or under any Employee Benefit Plan (other than those described in the preceding sentence) to which the Company or any Subsidiary has been a party at any time before the five year period preceding the Closing Date.

        (b)     True, complete and correct copies of the following have been delivered to Parent: (i) each Employee Benefit Plan, and a written summary of any Employee Benefit Plan not in writing, (ii) all collective bargaining agreements, (iii) the most recent determination letter received from the IRS, (iv) the most recent application for determination filed with the IRS, (v) the summary plan descriptions and all summaries of material modifications and all material communications to employees with respect to any Employee Benefit Plan, (vi) the three most recent annual reports on Internal Revenue Service Form 5500 or 5500C for each Employee Benefit Plan including Schedule A and Schedule B thereto, (vii) actuarial reports, if applicable, and the most recent periodic accounting of related plan assets, and (viii) all related trust agreements, annuity contracts insurance contracts or other funding arrangements which implement any Employee Benefit Plan, and (ix) in the case of restricted stock, phantom stock, stock options or stock appreciation rights issued under any Employee Benefit Plan which is a stock option or stock appreciation rights plan, a list of holders, dates of grant, number of shares, exercise price per share and dates exercisable. Company has furnished to Parent the results of any each self-compliance audit of any Employee Benefit Plans subject to ERISA or the Code conducted in the last six years. With respect to any Employee Benefit Plan that is a multiemployer plan, the representations in this subsection (b) are limited to those documents reasonably available to Company.

        (c)     Except as disclosed on Schedule 3.13(c) or as expressly provided in this Agreement, neither Company nor any Subsidiary, or any of their officers or directors, has taken any action directly or indirectly during the three year period ending on the closing date which obligates Company or any Subsidiary to institute, modify or change any Employee Benefit Plan, any actuarial or other assumption used to calculate funding obligations with respect to any of the Employee Benefit Plans, the manner in which contributions to any of the Employee Benefit Plans are made, or the basis on which such contributions are determined. Except as disclosed on Schedule 3.13(c), with respect to the Employee Benefit Plans, and the employee plans of any entity while an ERISA Affiliate, no event has occurred and, to Company’s Knowledge, there exists no condition or set of circumstances, in connection with which Company or any Subsidiary could be subject to any Liability under ERISA, the Code, or any other applicable Law except for events, conditions and circumstances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

        (d)     Each Employee Benefit Plan has been administered in accordance with its terms, and all Employee Benefit Plans have been operated, and are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, Orders, and governmental rules and regulations except for instances of noncompliance that, individually or in the aggregate, are not material. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and has received a favorable determination letter, or if a prototype an opinion letter, from the IRS covering the Tax Reform Act of 1986 and subsequent legislation, that it is so qualified. No fact or event has occurred since the date of any such determination letter which could affect adversely the qualified status of any such Employee Benefit Plan. Each trust established or maintained in connection with any Employee Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt and has received a determination letter from the IRS that such trust is so exempt, and no fact or event has occurred since the date of any such determination letter which could affect adversely the exempt status of any such trust. Each trust intended to qualify under Section 501(c)(9) of the Code so qualifies in form and in operation, meets the requirements of Section 505(c) of the Code, and has received an opinion letter from the IRS that such trust so qualifies. No fact or event has occurred since the date of any opinion letter which could affect adversely the exempt status of any such trust. To the Company’s Knowledge, all required reports and description of the Employee Benefit Plans (including but not limited to Form 5500 or 5500C Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions have been timely filed and distributed.

        (e)     With respect to each Employee Benefit Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, for which a statutory, individual or class exemption is not in effect, has occurred except to the extent set forth on Schedule 3.13(e), and (ii) neither Company nor any Subsidiary, or any of their current or former directors, officers, employees or any other “fiduciary,” within the meaning of Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law, or has any Liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Employee Benefit Plan. There is not pending or, to the Knowledge of Company, threatened any Litigation, claim, investigation or audit relating to any Employee Benefit Plan or the assets thereof that individually or in the aggregate would reasonably be expected to be material, and to the Knowledge of Company there is no basis therefor.

        (f)     All contributions required to be made by Company, or any entity while an ERISA Affiliate, under applicable Law or the terms of any Employee Benefit Plan or collective bargaining agreement have been timely made or have been accrued and reflected on the most recent consolidated balance sheet included in the Available Company SEC Documents. Subject only to normal retrospective adjustments in the ordinary course, all insurance premiums, including premiums to the Pension Benefit Guaranty Corporation (the “PBGC”), have been paid in full with regard to each Employee Benefit Plan. Except as disclosed on Schedule 3.13(f), none of the Employee Benefit Plans has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA. No accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred with respect to any Employee Benefit Plan, whether or not waived. Neither Company nor any Subsidiary has any Liability (i) for any Lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (ii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iii) for any excise tax imposed by § 4971 of the Code, (iv) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (v) to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code. None of the Employee Benefit Plans provides for any unpredictable contingent event benefit (as that term is defined in Section 302(d)(7)(B) of ERISA or Section 412(1)(7)(B) of the Code).

        (g)     Except as disclosed on Schedule 3.13(g), neither Company, nor any entity while an ERISA Affiliate, has incurred any unsatisfied liability under Title IV of ERISA. None of the Employee Benefit Plans which are subject to Title IV of ERISA has been completely or partially terminated and no Liability has been incurred (but not reported) under any Employee Benefit Plan with respect to any current or former employee (or the spouse of dependent of such employee) which is, individually or in the aggregate, material. Neither Company nor any Subsidiary has incurred any Lien under Section 401(a)(29) of the Code or any material Liability for any Tax or civil penalty imposed by Section 4971, 4975, or 4976 of the Code or Section 502 of ERISA.

        (h)     Except as set forth in Schedule 3.13(h), no current or former director, officer, or employee of Company or any Subsidiary will be entitled to any payment (including severance, unemployment compensation, golden parachute, or otherwise), additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan as a result of the Transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) and no trustee under any “rabbi trust” or similar arrangement in connection with any Employee Benefit Plan will be entitled to any payment as a result of the transactions contemplated by this Agreement.

        (i)     Company has not paid any bonuses to any employee with respect to the fiscal year beginning January 1, 2005 under any bonus plan listed in Schedule 3.13(i) or otherwise, and it is expected that no employee will be entitled to be paid any such bonus.

        (j)     Each Employee Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(i) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code, other than instances of noncompliance that, individually and in the aggregate, are not material.

        (k)     Except as disclosed in Schedule 3.13(k), neither Company, nor any of its Subsidiaries or any entities while ERISA Affiliates, has, within the preceding six years established, maintained, contributed to or has any Liability with respect to, any Employee Benefit Plan that has ever been a multiemployer plan within the meaning of ERISA Section 3(37) or 4001(a)(3) or Code Section 414(f) or that has ever been subject to Code Section 412 or ERISA Section 302, or (iv) that has ever been a “multiple employer welfare plan” or a “multiple employer welfare arrangement within the meaning of ERISA §514(b)(6) or a welfare benefit fund within the meaning of Code Section 419(e). Except as disclosed in Schedule 3.13(k), there is no potential withdrawal liability in connection with any such plans or arrangements.

        (l)     The pass-through voting procedures in place under the Fresh Brands Distributing, Inc. Retirement Savings Plan, with regard to Common Stock held thereunder, comply with the provisions of ERISA and the Code.

        Section 3.14.     Trade Rights. Schedule 3.14 contains a true, correct and complete list of all material Company Trade Rights (to the extent susceptible to listing). Schedule 3.14 also specifies which of Company Trade Rights are registered. All Company Trade Rights shown as registered in Schedule 3.14 have been properly registered in all jurisdictions where required, which jurisdictions are set forth in Schedule 3.14. All pending registrations and applications have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. The Company and each of the Subsidiaries takes reasonable measures to protect the confidentiality of trade secrets. To conduct its Business as it is currently conducted, neither Company nor any Subsidiary requires any Trade Rights that it does not already have, except where the failure to have such Trade Rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Company Trade Rights are owned by Company or a Subsidiary, free and clear of all Liens except Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Company nor any Subsidiary is infringing or has infringed any Trade Rights of another and, to Company’s Knowledge, no person or entity is infringing or has infringed any of Company Trade Rights. There is no pending or, to Company’s Knowledge, threatened claim, suit, Litigation, arbitration or other adversarial proceeding involving the Company Trade Rights alleging that the activities or the conduct of Company’s or any of the Subsidiaries’ businesses infringes upon or otherwise violates the Trade Rights of any third party or challenging Company’s or any of the Subsidiary’s ownership, use, validity, enforceability or registrability of any Trade Rights. Except as set forth in Schedule 3.14, neither Company nor any Subsidiary has granted any license or made any assignment of any of Company Trade Rights. Except as set forth in Schedule 3.14, neither Company nor any Subsidiary pays any royalties or other consideration for the right to use any Trade Rights of others.

        Section 3.15.     Major Suppliers. Schedule 3.15 contains a true, correct and complete list of the twenty (20) largest suppliers to Company and Subsidiaries (on a consolidated basis) for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and whether such supplier is an Affiliate or third party. Except as set forth on Schedule 3.15, since January 1, 2004, none of the foregoing suppliers has provided Company with notice in writing, or to Company’s Knowledge, orally that it will stop or materially decrease the supply of materials, products or services to Company or such Subsidiary, or that it will implement material changes in the terms and conditions in the provision of such materials, products or services adverse to Company or such Subsidiary, or is otherwise involved in, or is threatening, a dispute with Company or any of the Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

        Section 3.16.     Proxy Statement. Any proxy statement to be sent to the shareholders of Company in connection with a meeting of Company’s shareholders to consider the Merger (the “Company Shareholders’ Meeting”) (such proxy statement, as amended or supplemented, is herein referred to as the “Proxy Statement”), will comply in all material respects with the applicable requirements of the Exchange Act (including the rules and regulations thereunder) and the WBCL, except that no representation or warranty is being made by Company with respect to Parent Information. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to shareholders, at the time of Company Shareholders’ Meeting, at the time of any amendment or supplement thereof and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 3.17.     Brokers. Other than William Blair & Company, L.L.C. (the “Company’s Financial Advisor”), the fees and expenses of which will be paid by Company, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of Company.

        Section 3.18.     Board Approval; Takeover Statutes; Required Vote. The Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger, taken together, are fair to and in the best interests of the shareholders of Company, (ii) duly and validly approved and taken all corporate action required to be taken by the Board of Directors to authorize the consummation of the Merger and the Transactions, and (iii) resolved to recommend that the shareholders of Company approve and adopt this Agreement and the Merger (the “Company Board Recommendation”) and, except as permitted by the terms of this Agreement (including Sections 4.04, 6.01(c)(ii) and 6.03(b) hereof), none of the aforesaid actions by the Board of Directors has been amended, rescinded or modified. Such approval is sufficient to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in any restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including, without limitation, Sections 180.1130 – 180.1150 of the WBCL) or restrictive provision of any applicable anti-takeover provision in Company’s Articles of Incorporation or By-Laws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of Company’s Articles of Incorporation or By-Laws applies to the Merger, this Agreement or any of the Transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of Company’s capital stock necessary to approve the Merger (the “Requisite Shareholder Vote”). No vote of any class or series of Company’s capital stock is necessary to approve any of the Transactions other than the Merger.

        Section 3.19.     Rights Agreement. The Board of Directors of Company has amended the Rights Agreement so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions contemplated hereby will (i) cause the Rights to become exercisable, (ii) cause Parent or any of its Affiliates or Associates (as each such term is defined in the Rights Agreement) to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Shares Acquisition Date or a Distribution Date (as each such term is defined in the Rights Agreement), and (b) the Rights will expire immediately prior to the Effective Time without any payment being made in respect thereof. The Company has delivered to Parent a true and complete copy of such amendment.

        Section 3.20.     Opinion of Financial Advisor. William Blair & Company, L.L.C., the Company’s Financial Advisor, has delivered to the Board of Directors its written opinion, dated as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by Company’s shareholders in the Merger is fair, from a financial point of view, to such shareholders as of the date of such opinion, and a copy of such opinion has been delivered to Parent. Company has been authorized by Company Financial Advisor to permit inclusion of such opinion in the Proxy Statement.

        Section 3.21.     Affiliate Transactions. Except as set forth in the Available Company SEC Documents, since January 1, 2003 there have been no transactions, agreements, arrangements or understandings between Company or any Subsidiary, on the one hand, and their respective directors, officers or Affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses). To the Knowledge of Company, except as set forth in Schedule 3.21 or in the Available Company SEC Documents, no director, officer of Company or any Subsidiary or any Franchisee owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of Company; and except as set forth in Schedule 3.21 or in the Available Company SEC Documents, no officer or director of Company or any of Subsidiary (i) owns, directly or indirectly, in whole or in part, any material Trade Rights which Company or any Subsidiary is using or the use of which is necessary for the Business, (ii) owes any money to Company or any Subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practice) or (iii) is a party to any Contract with Company or any of its Subsidiaries.

        Section 3.22.     Directors and Officers. Schedule 3.22 sets forth a true and complete list of (a) the names and current salaries of all directors and officers of each of Company and the Subsidiaries, and (b) the number of shares of the Company Stock owned beneficially or of record, or both, by each such person.

        Section 3.23.     Records. The corporate record books of Company and its Subsidiaries accurately reflect in all material respects all material actions taken by the Boards of Directors and committees of the Board of Directors of Company and its Subsidiaries. Complete and accurate copies of all such record books have been made available by Company to Parent.

        Section 3.24.     Franchising Contracts and Franchise Program.

        (a)    Franchising Contracts. Company has made available to Parent correct and complete copies of each of its Franchising Contracts and each guarantee of a Franchisee’s performance thereunder. Schedule 3.24 hereto lists all Franchise Contracts and guarantees and all Franchisees that are either (i) parties to currently effective Franchising Contracts or (ii) currently operating businesses using any Trade Rights of Company or any Subsidiary, setting forth (A) the identity of each such Franchisee, and (B) the date upon which the Franchising Contract was executed. There are no currently effective Franchising Contracts not listed on Schedule 3.24. Neither Company nor any of its predecessors or Affiliates has sold a Franchise to any Franchisee located in Iowa, Michigan or Minnesota.

        (b)    Validity of Franchising Contracts. Except as set forth on Schedule 3.24 and except for such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Franchising Contract and guarantee of the Franchisee’s obligations pursuant thereto listed thereon is legal, valid, binding and enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by principles of equity) and in full force and effect, (ii) neither Company nor any of the Subsidiaries nor, to the Knowledge of Company, any other party to such Franchising Contract or any guarantor of the Franchisee’s obligations thereunder is in breach or default (with or without notice or lapse of time or both) under the Franchising Contract or such guarantee, and to Company’s Knowledge no event has occurred which would permit termination, modification, or acceleration, under the Franchising Contract or any such guarantee, (iii) neither Company nor any of the Subsidiaries has, and to the Knowledge of Company, no other party to such Franchising Contract or guarantee has, repudiated any provision of the Franchising Contract or guarantee, (iv) to Company’s Knowledge, no grounds exist for the rescission of any Franchising Contract or guarantee of the Franchisee’s obligations pursuant thereto, and (v) consummation of the transaction contemplated by this Agreement will not constitute a breach or default under, or permit termination, modification, or acceleration under any Franchising Contract or any guarantee of the performance of a Franchisee.

        (c)    Compliance with Law. Except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Company and the Subsidiaries are in compliance with and have complied with all Law regarding the promotion, marketing, advertising, offering and sale of franchises, the relationship of franchisors and franchisees, the termination and renewal of Franchising Contracts, the conduct of their business as a franchisor under the Franchising Contracts and the conduct of business by an entity resident in the United States generally and with respect to each Franchising Contract and Franchisee, (ii) Company and the Subsidiaries have timely effected all filings and registrations required by Law for the offer and sale of franchises and the conduct of a franchising business required by their activities in Wisconsin and Illinois, (iii) all offers and sales of franchises have been made pursuant to effective registrations, exemptions or exclusions as required by Wisconsin, Illinois or federal Law, and in connection with consummation of each transaction evidenced by a Franchising Contract, disclosure documents, if required, and execution copies of Franchise agreements and related documents were provided on a timely basis as required by Law applicable to the transaction, (iv) each disclosure document delivered to current or former Franchisees and each disclosure document provided to any Authority was correct and complete when delivered or provided, made all disclosures required by Law, and did not omit to state any material fact necessary to make the disclosures contained in the disclosure document not misleading.

        (d)    No Encroachment. No Franchisee is assigned or otherwise has exclusive rights to a geographic or other territory pursuant to any Franchising Contract.

        (e)    Promotion Accounts. There are no advertising fees paid by Franchisees pursuant to any Franchising Contract and no accounts which Company or any Subsidiary maintains or controls and into which Company or any Subsidiary deposits any advertising fees paid by Franchisees.

        (f)    No Brokers. The Company and the Subsidiaries do not, and have not, engaged any person or entity to act as a franchise broker in connection with any transaction evidenced by a Franchising Contract. No person or entity other than Company, the Subsidiaries and their respective employees has been involved in the identification, recruitment, lead generation and solicitation of prospective franchisees.

        (g)    No Consent. Company may enter into this Agreement and consummate the Transactions contemplated hereby without the consent of any Franchisee.

ARTICLE IV
COVENANTS

        Section 4.01.     Conduct of Business by Company Pending the Closing. Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement, as set forth on Schedule 4.01, or otherwise with the prior written consent of Parent, the Business of Company and Subsidiaries, and the use, operation, maintenance and repair of the Owned Real Property and the Leased Real Property, the conduct of the audit of Company’s consolidated financial statements, and the ordering of goods and services sufficient for the operation of the Business as currently conducted shall be conducted in the usual and ordinary course of business consistent in all material respects with past practices, and Company shall use its commercially reasonable efforts to (a) preserve substantially intact its current business organizations, material insurance policies and Trade Rights and goodwill; (b) preserve in all material respects its present relationships with suppliers, lessors, employees, customers, liaisons, licensees, wholesalers, franchisees and other Persons with which it has significant business relations; and (c) comply in all material respects with all Laws applicable to it or any of its properties, assets or Business. Without limiting the generality of the foregoing, Company shall not, and it shall cause Subsidiaries not to, between the date of this Agreement and the Effective Time, except as expressly required or permitted by this Agreement, directly or indirectly, do, or commit to do, any of the following without the prior written consent of Parent:

        (i)     Amend or otherwise change its Articles of Incorporation or By-Laws or the equivalent organizational documents or amend or grant any waiver under the Rights Agreement;

        (ii)     Sell, dispose of, transfer, further pledge or further encumber any stock owned by Company in any of Subsidiaries;

        (iii)     Issue, reissue, sell, transfer, deliver, pledge, or authorize the issuance, reissuance, transfer, delivery, pledge or sale of any shares of capital stock of any class, any Voting Debt or other voting securities, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock, Voting Debt, voting securities, convertible or exchangeable securities or any other ownership interest (including, but not limited to, stock appreciation rights, phantom stock, phantom stock rights, or stock-based performance units) of Company or any Subsidiary (except for the issuance of Shares required to be issued pursuant to the terms of the Options outstanding as of the date hereof) or make any other changes in its capital structure;

        (iv)     Declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions by any wholly owned Subsidiary to its parent);

        (v)     Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of Company or any Subsidiary or any securities convertible into or exercisable for any such shares of its capital stock or securities, except for payments in respect of the cancellation of outstanding Options to the extent and subject to the terms and conditions set forth on Schedule 4.01;

        (vi)     Acquire (by merger, consolidation, or acquisition of stock or assets, by purchasing an equity interest in, by forming a partnership, joint venture or similar transaction with, or in any other manner, but without giving retroactive effect to FIN 46 with respect to actions prior to the date of this Agreement), any corporation, partnership, Person or other business organization or division thereof, or a substantial portion of the assets thereof;

        (vii)     Incur, create or assume any Indebtedness (including by issuance of debt securities) other than borrowings in the ordinary course of business under Company’s existing credit facility or issue any debt securities or warrants or other rights to acquire any debt securities of Company or any Subsidiary, or assume, guarantee or endorse (other than for collection or deposit in the ordinary course of business or for guarantees of franchisee obligations to the extent permitted under Company’s applicable credit agreements), or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any Person, or make any loans or advances or make any capital contributions to, or investments in, any other Person;

        (viii)     Enter into, or modify, amend or terminate any Material Contract;

        (ix)     (A) Increase the compensation or fringe benefits of, or pay any benefit not required by any contract, plan or arrangement in effect as of the date hereof to, any of its directors, officers or employees (including, without limitation, any bonus), except (1) as required by contractual obligations existing as of the date hereof and disclosed in writing to Parent prior to the date hereof and (2) for increases in salary or wages in connection with a promotion or change in position granted to employees (other than officers) of Company or a Subsidiary in the ordinary course of business in accordance with past practice, or (B) except as is required by Law, establish, adopt, enter into or amend or terminate, or take any action to accelerate or increase any rights or benefits under, or grant any awards under, or make any material determination not in the ordinary course of business consistent with past practice under, any Employee Benefit Plan, any other employee benefit plan or agreement, plan or policy between Company or a Subsidiary and one or more of its directors, officers or employees, or (C) increase the compensation of, or financial arrangements with, or pay or agree to pay any benefit not required by any oral or written contract or arrangement in effect as of the execution and delivery hereof, to Company’s Financial Advisor or Company’s legal counsel;

        (x)     Except as may be required as a result of a change in Law or in generally accepted accounting principles or audit practices, change any of the financial or tax accounting methods, practices or principles used by it;

        (xi)     Adopt or authorize a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any Subsidiary (other than the Merger);

        (xii)     Sell, lease or sublease (as lessor or sublessor), license, assign or otherwise dispose of or subject to any Lien any properties or assets (including, without limitation, stores), except (a) sales of inventory or obsolete assets in the ordinary course consistent in all material respects with past practice, (b) pursuant to existing Contracts disclosed in writing to Parent prior to the date of this Agreement, and (c) Permitted Liens;

        (xiii)     Enter into any transaction, agreement, arrangement or understanding between (i) Company or any Subsidiary, on the one hand, and (ii) any Affiliate of Company (other than the Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

        (xiv)     Settle or dismiss any Litigation threatened against, relating to or involving Company and any Subsidiary in connection with any business, asset or property of Company and any Subsidiary, other than in the ordinary course of business but not, in any individual case, in excess of $25,000 or in a manner that would prohibit or materially restrict Company from operating as it has historically;

        (xv)     (i) Make any material Tax election, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

        (xvi)     Make or agree to make any new capital expenditure or expenditures (other than expenditures related to routine maintenance of existing operations in the ordinary course of business consistent with past practices) that, individually, is in excess of $10,000 or, in the aggregate during any calendar month, are in excess of $25,000;

        (xvii)     Conduct its business in a method or manner that differs materially from the method and manner in which it conducts business as of the date hereof (including, without limitation, the addition of fuel sales capability at any location in which such fuel sales are not presently made, including the acquisition of any equipment, the entry into any construction arrangement, or other matters incident or preparatory to the provision of such fuel sales); or

        (xviii)     Take, or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 4.01, any action which would cause any representation or warranty in this Agreement to become untrue or incorrect in any material respect or any conditions to the Merger set forth in Article V to not be satisfied.

        Section 4.02.     No Solicitation.

        (a)     From the date of this Agreement until the earlier of termination of this Agreement in accordance with Section 6.01 (and the payments, if any, required to be made in connection with such termination pursuant to Section 6.03(b) have been made) or the Effective Time, Company shall not, and shall not permit any of its Affiliates to, and shall cause its and its Affiliates’ officers, directors, employees, consultants, representatives and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the “Representatives”), not to, directly or indirectly, (i) solicit, initiate, or encourage, or knowingly induce, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or, in connection with any Acquisition Proposal, furnish or provide access to any Person (other than Parent and Acquisition Sub and their Representatives) to properties, books and records or any nonpublic information or data with respect to Company or any of its Affiliates, or (iii) approve or recommend, or propose to approve or recommend any Acquisition Proposal, or (iv) enter into any agreement, understanding, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal (except for any confidentiality agreement required by Section 4.02(b)(i)(E)) or approve or resolve to approve any Acquisition Proposal, or (v) take any action to make the provisions of the Rights Agreement or any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including, without limitation, Sections 180.1130 through 180.1150, inclusive, of the WBCL) or any restrictive provision of any applicable anti-takeover provision in Company’s Articles of Incorporation or By-Lawsinapplicable to any transactions contemplated by an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Company or any Affiliate or otherwise, shall be deemed to be a breach of this Section 4.02 by Company.

        (b)     Notwithstanding the foregoing, this Section 4.02 shall not prohibit Company or the Representatives from:

(i) participating in any discussions or negotiations regarding any Acquisition Proposal that is submitted to Company after the date of this Agreement by any Person (including, without limitation, any Person with whom Company was in discussions regarding a potential Acquisition Proposal prior to the date hereof) or, in connection with any such Acquisition Proposal, furnishing or providing access to any Person to properties, books and records or any nonpublic information or data with respect to Company or any of its Affiliates, in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the adoption of this Agreement by Company’s shareholders in accordance with this Agreement if and only if, prior to taking any of the actions set forth above, (A) none of Company, any of its Affiliates or any of the Representatives shall have violated any of the provisions of this Section 4.02, and (B) the Board of Directors determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be the Company’s Financial Advisor), (x) that such Person is reasonably capable of consummating such Acquisition Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (y) that such Acquisition Proposal will result in, or could reasonably be expected to constitute or result in, a Superior Proposal from the party that made the applicable Acquisition Proposal (or such party’s Affiliates), and (C) the Board of Directors determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be the Company’s Financial Advisor), that the taking of such action is reasonably necessary in order for the Board of Directors to comply with its fiduciary duties to Company’s shareholders under applicable Law, and (D) within one Business Day following any determination by the Board of Directors referred to in clauses (B) or (C) above Company gives Parent written notice of such determination and at least two Business Days prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company gives Parent written notice of Company’s intention to participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such Person, and (E) in each such case, the Board of Directors has received from the Person being furnished or disclosed any nonpublic information, an executed confidentiality agreement (the subject matter of which shall be limited to the protection of nonpublic information or standstill provisions) on terms no less favorable to Company in any material respect than those contained in the Confidentiality Agreement, which confidentiality agreement shall in no event provide such Person with any exclusive right to negotiate with Company or have the effect of prohibiting Company from satisfying its obligations under this Agreement, and (F) simultaneous with or prior to furnishing or disclosing any nonpublic information to such Person, Company furnishes such information to Parent (to the extent such information has not been previously delivered or made available by Company to Parent); or

(ii) approving or recommending, or entering into, a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company after the date of this Agreement and prior to the adoption of this Agreement by Company’s shareholders in accordance with this Agreement if and only if (A) none of Company, any of its Affiliates or any of the Representatives have violated any of the provisions of this Section 4.02, and (B) the Board of Directors determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be Company’s Financial Advisor), that such proposal is a Superior Proposal and that the termination of this Agreement to accept such Superior Proposal and/or the recommendation of such Superior Proposal to the shareholders of Company is reasonably necessary in order for the Board of Directors to comply with its fiduciary duties to Company’s shareholders under applicable Law, provided, however, that Company shall not have the right to take any such action or to terminate this Agreement pursuant to Section 6.01(d)(ii) hereof and the Board of Directors shall not recommend a Superior Proposal to Company’s shareholders pursuant to this Section 4.02, and any purported termination pursuant to Section 6.01(d)(ii) hereof shall be void and of no force or effect, unless prior to any such termination (1) Company has provided Parent with written notice that it intends to terminate this Agreement pursuant to Section 6.01(d)(ii) hereof and take such action with respect to a Superior Proposal, such notice to specify in reasonable detail the material terms and conditions of the Superior Proposal then determined to be more favorable, the parties thereto, and shall be accompanied by a copy of the proposed acquisition agreement for such Superior Proposal and any ancillary agreements each in substantially the form to be entered into, such notice and documents to be delivered not less than three full Business Days prior to the time the action is to be taken; and (2) during the three full Business Day period following the delivery of the notice referred to in clause (1) above, Parent shall have the right to propose adjustments in the terms and conditions of this Agreement and Company and its advisors shall negotiate in good faith with Parent in an effort to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (3) following any such negotiations and adjustments pursuant to clause (2) above, the Board of Directors determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be Company’s Financial Advisor), that such proposal is a Superior Proposal and that the termination of this Agreement to accept such Superior Proposal and/or the recommendation of such Superior Proposal to the shareholders of Company is reasonably necessary in order for the Board of Directors to comply with its fiduciary duties to Company’s shareholders under applicable Law, (4) at least three full Business Days after Parent receives the written notice from Company referred to in clause (1) above, Company delivers to Parent (a) a written notice of termination of this Agreement pursuant to Section 6.01(d)(ii), and (b) a wire transfer of immediately available funds in the amount of the Termination Fee pursuant to Section 6.03(b); and (5) Company does not approve or recommend or enter into a definitive agreement with respect to any Acquisition Proposal at any time before Parent receives the written notice from Company and payment of the Termination Fee referred to in clause (4) above. Any withdrawal, modification or amendment of the recommendation of the Board of Directors, or any approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by Company into any agreement with respect to any Superior Proposal shall not change the approval of the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the Transactions contemplated hereby, including the Merger.

        (c)     Company, its Affiliates and the Representatives shall immediately cease and cause to be terminated any and all existing discussions, negotiations, communications with any Persons with respect to any existing or potential Acquisition Proposal. Company agrees not to release any Person from, waive any provisions of, or fail to use reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which Company or any of the Subsidiaries is a party. Company also shall, if it has not already done so, request within three Business Days of the date of this Agreement, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal return or destroy all confidential information or data heretofore furnished to such Person by or on behalf of Company or any of its Subsidiaries.

        (d)     Company shall promptly (and in any event within 24 hours after receipt of an Acquisition Proposal) notify Parent orally and confirm in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or its Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal (“Acquisition Proposal Interest”), and such notice shall indicate the name of the Person making such Acquisition Proposal Interest and describe in reasonable detail the material terms and conditions of such Acquisition Proposal Interest. Company agrees that it shall keep Parent informed, on a current basis, of the status and material terms and conditions of any Acquisition Proposal Interest.

        (e)     “Acquisition Proposal” shall mean any proposal or offer from any Person (in each case, whether or not in writing and whether or not delivered to the shareholders of Company generally) relating to (i) any direct or indirect acquisition or purchase of at least a 10% portion of the assets of Company or any of its Subsidiaries or of over 10% of any class of equity securities of Company or any of its Subsidiaries, (ii) any tender offer or exchange offer involving any class of equity securities of Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries or (iv) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger, or (v) any other transaction similar to any of the foregoing with respect to Company or any of its Subsidiaries; in each case other than any Transactions to be effected pursuant to this Agreement. “Superior Proposal” shall mean a bona fide written Acquisition Proposal made by any Person to acquire all of the issued and outstanding Shares pursuant to a tender offer or a merger or to acquire all or substantially all of the assets of Company and the Subsidiaries on a consolidated basis, that is (x) reasonably capable of being consummated and (y) would, if consummated, result in a transaction more favorable to Company’s shareholders, from a financial point of view, than the Transactions contemplated by this Agreement (taking into account the nature of the currency and all legal, financial, regulatory, and similar aspects of, and conditions to, the proposal and the Person making the proposal, and after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent in response to such Acquisition Proposal, including taking into account the nature of the currency and all legal, financial, regulatory, and similar aspects of, and conditions to, the adjustments).

        (f) Nothing contained in this Section 4.02 shall prohibit Company or its Board of Directors from taking and disclosing to Company’s shareholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act (provided that neither Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by this Section 4.02 and Company may not fail to make or withdraw, modify or change in a manner adverse to Parent all or any portion of the Company Board Recommendation unless permitted by Section 4.04 (in which case Parent shall have the right to terminate this Agreement as set forth in Section 6.01(c)(ii) and be paid the Termination Fee), and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by the Board of Directors of Company to the shareholders of Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the shareholders of Company in connection with the commencement of a tender offer or exchange offer containing only the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f), shall not be deemed to constitute a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Company Board Recommendation).

        Section 4.03.     Access to Information.

        (a)     Subject to applicable Law, during the period commencing on the date hereof and ending on the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 6.01, Company shall, and shall cause each of Subsidiaries to, upon reasonable notice, afford Parent and Acquisition Sub, and their respective authorized Representatives, reasonable access during normal business hours to the employees, assets, properties, contracts, books and records of Company and Subsidiaries so that they may have the opportunity to make such investigations as they shall desire of the affairs of Company and Subsidiaries; provided, however, that such investigation shall not affect the representations and warranties made by Company in this Agreement. Company shall furnish as promptly as practicable to Parent and Acquisition Sub a copy of each form, report, schedule, statement, registration statement and other document filed by it or Subsidiaries during such period pursuant to the requirements of federal or state securities Laws or the WBCL. Company shall furnish as promptly as practicable to Parent and Acquisition Sub an unaudited monthly consolidated balance sheet of Company and the Subsidiaries for the month then ended and related consolidated statements of earnings, cash flows and shareholders’ equity (which Company will use commercially reasonable efforts to furnish no later than ten days after the end of each month). Company further agrees to, and to use its reasonable efforts to cause its Representatives to, in a manner consistent with the fulfillment of their ongoing duties and obligations, furnish such additional financial and operating data (including accounting work papers of Company and, to the extent reasonably available to Company, of Company’s auditors) and other information concerning the finances, operations and Business of Company or any Subsidiary, as Parent may reasonably request, and respond to such inquiries as Parent and Acquisition Sub shall from time to time reasonably request and use commercially reasonable efforts to make available during normal business hours to Parent, Acquisition Sub and their authorized Representatives the appropriate individuals (including management, personnel, employees, vendors, landlords/sublandlords, tenants, licensees, franchisees, attorneys, accountants and other professionals) for discussion of (A) Company’s business, properties and personnel and (B) Parent’s business, operating and financial plans for the Business following the Closing, in each case as Parent may reasonably request. Without limiting the generality of the foregoing, Company shall keep Parent apprised on a current and timely basis of the status of, and any significant issues relating to, the audit of Company’s consolidated financial statements, and Company shall provide Parent with prompt written notice of all proposed adjustments and significant unresolved issues identified or raised by such independent public accounting firm following completion of its field work in connection with such audit. Notwithstanding the foregoing, nothing herein shall require Company or any of its Subsidiaries to disclose any information that would cause a violation of Law or any confidentiality agreement in effect as of the date of this Agreement or waive any attorney-client privilege (in which case the parties will make appropriate substitute disclosure arrangements, if such arrangements can be made by the parties using their reasonable best efforts and, if material to Company, without such violation or waiver); provided further, that all requests for such access, inspection or information pursuant to this Section 4.03 shall be made through Company’s Chief Operating Officer or such other person as he shall designate in writing to Parent. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement.

        (b)     Subject to applicable Law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 6.01, Parent shall cause its Representatives to furnish such information and respond to such inquiries as Company shall from time to time reasonably request regarding post-closing integration and operational issues.

        Section 4.04.     Company Shareholders’ Meeting. Company shall promptly take all action necessary in accordance with the WBCL and its Articles of Incorporation and By-Laws to convene Company Shareholders’ Meeting, regardless of whether the Board of Directors has withdrawn or modified the Company Board Recommendation at any time after the date of this Agreement. The only shareholder vote required for approval of the Merger and this Agreement shall be the affirmative vote of the holders of a majority of the outstanding Shares. No other vote of the holders of any class or series of the capital stock of Company is necessary to approve any of the other transactions contemplated hereby. Company shall include the Company Board Recommendation in the Proxy Statement and shall use its reasonable best efforts to solicit from shareholders of Company proxies in favor of the Merger and shall take all other reasonable action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of shareholders required by the WBCL to effect the Merger; provided, however, that subject to the terms of this Agreement (including Sections 6.01(c)(ii) and 6.03(b) hereof), the Board of Directors may withdraw or modify the Company Board Recommendation if the Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be Company’s Financial Advisor), that the taking of such action is reasonably necessary in order for the Board of Directors to comply with its fiduciary duties to Company’s shareholders under applicable Law.

        Section 4.05.     Proxy Statement.

        (a)     As soon as practicable after the date of this Agreement, Company shall prepare and file the Proxy Statement with the SEC (provided that Parent and its counsel shall be given opportunity to review and comment on the Proxy Statement prior to its filing with the SEC). Parent and Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, (i) Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement (including all amendments and supplements thereto) and all responses to comments or requests of the SEC prior to their being filed with or sent to the SEC, and (ii) Parent will furnish to Company the information relating to it and Acquisition Sub required by the Exchange Act to be set forth in the Proxy Statement. The Proxy Statement shall contain the Company Board Recommendation, unless the Board of Directors shall have determined in good faith and in accordance with the terms of this Agreement (including Sections 4.04, 6.01(c)(ii) and 6.03(b) hereof), after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be Company’s Financial Advisor), that inclusion of such recommendation would cause the Board of Directors to not comply with its fiduciary duties to Company’s shareholders under applicable Law.

        (b)     Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to Parent). Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC.

        (c)     Company agrees, as to information with respect to Company, its officers, directors, shareholders, Subsidiaries and Business contained in the Proxy Statement, and Parent agrees, as to information with respect to Parent, Acquisition Sub and its officers, directors and shareholders furnished by Parent for inclusion in the Proxy Statement, that such information, at the date the Proxy Statement is mailed and (as then amended or supplemented) at the time of the Company Shareholders’ Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. If at any time prior to the Company Shareholders’ Meeting any event or circumstances relating to Company or any Subsidiary, or their respective officers or directors, should be discovered by Company that is required to be set forth in an amendment or a supplement to the Proxy Statement in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Company shall promptly inform Parent and file such amendment or supplement with the SEC.

        Section 4.06.     Notification of Certain Matters. Company shall give prompt notice to Parent (a) of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would reasonably be expected to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (b) any failure by Company to comply with in all material respects any of its covenants or agreements hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.06 shall not limit or otherwise affect the remedies available to Parent hereunder. Company shall give prompt notice to Parent of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

        Section 4.07.     Public Announcements. Company’s initial press release concerning the execution of this Agreement shall be reasonably acceptable to Parent. Thereafter, so long as this Agreement is in effect, Parent and Company shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue, or permit their Affiliates to issue, any such press release or make any such public statement prior to such consultation, except as may be required by Law or in accordance with any listing agreement with, or the rules, requirements or requests of, any securities exchange on which such party’s securities are listed or quoted (and, in such event, only if time does not reasonably permit).

        Section 4.08.     Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals of Governmental Entities or other Persons and to effect all necessary registrations and filings, and to use its commercially reasonable efforts to take, or cause to be taken, all other reasonable actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in responding to inquiries from, and making presentations to, shareholders, suppliers, franchisees, customers and regulatory authorities, (b) defending against and responding to any Litigation challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered, by any court or other Governmental Entity vacated or reversed, (c) cooperating in the preparation and filing of the Proxy Statement, (d) promptly making all regulatory filings and applications, including without limitation any required filings under the HSR Act, and any amendments thereto as are necessary for the consummation of the transactions contemplated by this Agreement and (e) the taking of all acts reasonably necessary to cause the conditions precedent set forth in Article V to be satisfied. Notwithstanding anything herein to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to effect the Merger and all other transactions contemplated hereby, Company shall not, without the prior written consent of Parent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits its freedom of action with respect to, or its ability to retain, Company or any of Company’s Affiliates or Parent or any of Parent’s subsidiaries or any material portion of assets or Businesses of Company, its Subsidiaries, Parent or any of the Parent’s subsidiaries.

        Section 4.09.     Takeover Statutes. If any state takeover statute or other similar Law becomes or is deemed to become applicable to the Merger, this Agreement or any of the transactions contemplated hereby, Company shall take all action necessary to render such Law inapplicable to all of the foregoing.

        Section 4.10.     Director and Officer Liability. For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent required and/or permitted by Article VIII of Company’s By-Laws in effect on the date hereof, the present and former officers and directors (each an “Indemnified Party”) of Company and its Subsidiaries against all Liabilities in respect of acts or omissions taken in their capacity as officers or directors of Company or its Subsidiaries at or prior to the Effective Time, including amounts paid in settlement or compromise with the approval of Parent (which approval shall not be unreasonably withheld, unreasonably conditioned or unreasonably delayed). Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the WBCL, the Articles of Incorporation or Article VIII of Company’s By-Laws in effect on the date hereof and the By-laws of Subsidiaries, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time in accordance with their terms and without amendment thereof in any manner that would adversely affect the rights thereunder of individuals who are or at any time prior to the Effective Time were directors or officers of Company; provided, however, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under Article VIII of Company’s By-Laws in effect on the date hereof, any other similar organizational documents of Company and Subsidiaries, as the case may be, shall be made by in the manner provided in Article VIII of Company’s By-Laws in effect on the date hereof; and provided, further, that nothing in this Section 4.10 shall impair any rights of any Indemnified Party. Without limiting the generality of the preceding sentence, in the event that any Indemnified Party becomes involved in any actual or threatened Litigation covered by this Section 4.10 after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent required and/or permitted by Article VIII of Company’s By-Laws in effect on the date hereof, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith); provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. For six years after the Effective Time, Parent will cause the Surviving Corporation to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Company’s officers’ and directors’ liability insurance policies (each an “Insured Party”) on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to pay more than $600,000 in the aggregate to acquire a six year tail insurance policy to satisfy the requirement set forth in this Section, and if the aggregate premiums for such insurance would otherwise exceed $600,000, the Surviving Corporation shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount, provided, further, that if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 4.10, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 4.10. Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees for one counsel or law firm, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 4.10. Company shall cooperate with Parent and its insurance broker in connection with the provision of information relating to the analysis of, and application for, insurance responsive to the requirements of this Section.

        Section 4.11.     Shareholder Litigation. Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against Company or any of its directors by any shareholder of Company relating to this Agreement, the Merger or any other Transaction, without the prior written consent of Parent (not to be unreasonably withheld, unreasonably conditioned or unreasonably delayed).

        Section 4.12.     Director and Officer Resignations. On the Closing Date, Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of each officer listed in Schedule 4.12 and each member of the Board of Directors of Company and each Subsidiary and shall take such other action as is necessary to accomplish the foregoing.

        Section 4.13.     Certain Arrangements.

        (a)     Company shall use commercially reasonable efforts to cause (i) the KEESA Contracts with each of Messrs. Stinebaugh, Dahly and Winding listed on Schedule 4.13(a) to be terminated prior to Closing, and (ii) the KEESA Contract with Mr. Livorsi listed on Schedule 4.13(a) to be amended prior to Closing to eliminate relocation as a “good reason” to terminate employment. Schedule 4.13(a) also lists the aggregate cash payments to be received by each of Messrs. Stinebaugh, Dahly and Winding upon Closing with respect to the termination of the KEESA Contracts with each of Messrs. Stinebaugh, Dahly and Winding listed on Schedule 4.13(a).

        (b)     Schedule 4.13(b) includes copies of proposed new employment agreements with respect to each of Messrs. Stinebaugh and Dahly. Company and Acquisition Sub shall use commercially reasonable efforts to cause the agreements listed on Schedule 4.13(b) to have been executed and delivered prior to Closing (with such agreements to expressly by their terms bind the Surviving Corporation and be effective conditioned upon Closing). From and after Closing, Parent shall cause Surviving Corporation to fully honor all of the terms and conditions of the agreements listed on Schedule 4.13(b).

        (c)     Schedule 4.13(c) lists all of the KEESA Contracts currently in effect (other than those described in Section 4.13(a)) and the aggregate termination payments to be received by each party under such KEESA Contracts upon termination of employment or consulting relationship, as applicable, with Surviving Corporation. From and after Closing, Parent shall cause Surviving Corporation to fully honor all of the terms and conditions of the agreements listed on Schedule 4.13(c), including, without limitation, making the termination payments described on Schedule 4.13(c) under the terms and conditions provided in such agreements.

        Section 4.14.     Treatment of Stock Plans. Company shall cause all Company Stock Plans, and all Options granted thereunder, to be treated as set forth in Section 1.09 of this Agreement.

        Section 4.15.     Retirement Savings Plans. Company shall cause the trustee of the Fresh Brands Distributing, Inc. Retirement Savings Plan to vote the Common Stock held under said Plan in accordance with such Plan’s documents and voting procedures, in accordance with ERISA and the Code.

ARTICLE V
CONDITIONS TO THE MERGER

        Section 5.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (in writing) on or prior to the Effective Time of the following conditions:

        (a)     The Merger and this Agreement shall have been approved and adopted by the Requisite Shareholder Vote in accordance with Company’s articles of incorporation and the WBCL;

        (b)     No Law or Order shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger; and

        (c)     No action, suit, proceeding, Litigation or decision instituted by any Governmental Entity shall be pending seeking to prohibit, restrain, restrict or challenge the consummation of the Transactions contemplated by this Agreement; and

        (d)     The waiting period (and any extension thereof) under the HSR Act applicable to the Merger, if any, shall have expired or been terminated.

        Section 5.02.     Conditions to Obligations of the Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the Merger are further subject to the satisfaction or waiver (in writing) on or prior to the Closing Date of each of the following conditions:

        (a)    Representations and Warranties. (i) The representations and warranties of Company set forth in Sections 3.01, 3.02, 3.04, 3.17, 3.18, 3.19 and 3.20 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date) and (ii) the other representations and warranties of Company contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specific date will be determined as of such specified date), other than, with respect to this clause (ii), for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. For purposes of determining the satisfaction of clause (ii) of this condition, the representations and warranties of Company shall be deemed not qualified by any references therein to materiality generally or to a Material Adverse Effect (or qualifiers similar to the foregoing).

        (b)    Performance of Obligations and Agreements of Company. Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement at or prior to the Closing Date;

        (c)    Certificate. Parent shall have received a certificate signed on behalf of Company by its chief operating officer and chief financial officer, certifying that the conditions set forth in Sections 5.02(a) and (b) have been satisfied; and

        (d)    KEESA Contracts. The KEESA Contract of Company with each of Messrs. Stinebaugh, Dahly and Winding shall have been terminated, and the KEESA Contract with Mr. Livorsi shall have been amended in accordance with Section 4.13 hereof, prior to the Effective Time; and

        (e)    Absence of Material Adverse Effect. Since the date of this Agreement, no event, condition, change or development, or worsening of any existing event, condition, change or development, shall have occurred that, individually or in combination with any other event, condition, change, development or worsening thereof, has had (and continues to have) or could reasonably be expected to have a Material Adverse Effect; and

        (f)       Option Cancellation Agreements. Company shall have delivered to Parent fully executed Option Cancellation Agreements, in substantially the form attached hereto as Exhibit A, from the holder of each outstanding Option providing for the termination of such Option immediately prior to the Effective Time; and

        (g)     Other Conditions.

            (i)     William Blair & Company, L.L.C., the Company’s Financial Advisor, shall have delivered to the Board of Directors its written opinion, dated as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by Company’s shareholders in the Merger is fair, from a financial point of view, to such shareholders as of the date of such opinion, and a copy of such opinion shall have been delivered to JPMorgan Chase Bank, N.A.;

            (ii)     Not less than two Business Days prior to the Closing, Company shall have provided to Parent pay-off letters (the “Pay-off Letters”) from all of Company’s lenders in form and substance reasonably satisfactory to Parent (i) certifying that, upon payment of the payoff amounts set forth therein, all amounts owing under the Existing Credit Documents will be paid in full and all commitments thereunder shall be terminated and (ii) agreeing, upon receipt of the payoff amounts set forth therein, to promptly execute and deliver such releases and terminations of all Liens and security interests granted in connection with the Existing Credit Documents as Parent may reasonably request; and

            (iii)     Appropriate provision shall have been made such that JPMorgan Chase Bank, N.A. and the other lenders under the credit facility contemplated by that certain commitment letter dated December 5, 2005 will be granted a first priority Lien and security interest on all tangible and intangible assets of Company and the Subsidiaries, including a first mortgage on land and buildings located in Sheboygan, Wisconsin, upon receipt of the payoff amounts set forth in the Pay-off Letters.

        Section 5.03.     Conditions to Obligations of Company. The obligations of Company to effect the Merger are further subject to the satisfaction or waiver (in writing) on or prior to the Closing Date of each of the following conditions:

        (a)     Representations and Warranties. The representations and warranties of Parent and Acquisition Sub contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), other than for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of determining the satisfaction of this condition, the representations and warranties of Parent and Acquisition Sub shall be deemed not qualified by any references therein to materiality generally or to a Parent Material Adverse Effect (or qualifiers similar to the foregoing);

        (b)     Performance of Obligations of Parent and Acquisition Sub. Parent and Acquisition Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement at or prior to the Closing Date; and

        (c)     Certificate. Company shall have received a certificate signed on behalf of Parent by its chief executive officer and chief financial officer, certifying that the conditions set forth in Sections 5.03(a) and (b) have been satisfied.

ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER

        Section 6.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval of matters presented in connection with the Merger by the shareholders of Company (with any termination by Parent also being an effective termination by Acquisition Sub):

        (a)    Termination by Mutual Consent. By the mutual written consent of Parent and Company, by action of their respective Boards of Directors;

        (b)    Termination by either Parent or Company. By either of Parent or Company:

            (i)      if any Law shall have been promulgated that prohibits the consummation of the Merger or if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action (which Order or other action each party hereto shall use its commercially reasonable efforts to have vacated or reversed in accordance with Section 4.08), in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such Order or other action shall have become final and non-appealable; or

            (ii)      if the Merger is not consummated on or before April 30, 2006 (the “Outside Date”); provided, however (A) that the right to terminate this Agreement pursuant to this Section 6.01(b)(ii) shall not be available to any party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement or required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Outside Date and such action or failure to perform constitutes a material breach of this Agreement; and (B) that neither Acquisition Sub nor Company may terminate pursuant to this clause (b)(ii) if on such date all conditions in Article V shall have been satisfied; or

            (iii)      if upon a vote at a duly held meeting or any postponement or adjournment thereof to obtain the Requisite Shareholder Vote, this Agreement shall not have been adopted by the Requisite Shareholder Vote;

        (c)    Termination by Parent.

            (i)     By Parent, if Company breaches or fails to perform in any material respect any of its representations, warranties or covenants, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.02(a) or 5.02(b), and (B) cannot be cured or has not been cured within 15 days after the giving of written notice to Company of such breach, provided that Parent and Acquisition Sub shall not have the right to terminate this Agreement pursuant to this Section 6.01(c)(i) if then in material breach of any of representation, warranty, covenant or agreement contained in this Agreement; or

            (ii)     By Parent, if the Board of Directors of Company (A) shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors of Company to the shareholders of Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the shareholders of Company in connection with the commencement of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f), shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement) the Company Board Recommendation in any manner adverse to the Transactions, to Parent or to Acquisition Sub, or shall have resolved to effect any of the foregoing, or (B) shall have approved or recommended to the shareholders of Company any Acquisition Proposal other than the Transactions contemplated hereby, or shall have resolved to effect any of the foregoing; or (C) shall have failed to call, convene and hold the Shareholders Meeting or a failed to prepare and mail to its shareholders the Proxy Statement in accordance with this Agreement; or (D) Company Board of Directors shall have approved any transaction (other than the Transactions) to render inapplicable to such transaction the provisions of the Rights Agreement or any restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including, without limitation, Sections 180.1130 through 180.1150, inclusive, of the WBCL) or any restrictive provision of any applicable anti-takeover provision in Company’s Articles of Incorporation or By-Laws; or

            (iii)     By Parent, if since the date of this Agreement, there shall have been any event, condition, change or development, or worsening of any existing event, condition, change or development, that, individually or in combination with any other event, condition, change, development or worsening thereof, has had or could reasonably be expected to have a Material Adverse Effect; provided, however, that Parent shall not have the right to take any such action or to terminate this Agreement pursuant to this Section 6.01(c)(iii), and any purported termination pursuant to this Section 6.01(c)(iii) shall be void and of no force or effect, unless prior to any such termination (1) Parent has provided Company with written notice not later than 15 days prior to such termination stating that it intends to terminate this Agreement pursuant to this Section 6.01(c)(iii) and specifying in reasonable detail the basis for its intention to do so, and (2) during the five Business Day period following the delivery of the notice referred to in clause (1), Company is unable to cure such Material Adverse Effect.

        (d)    Termination by the Company.

            (i)     By Company, if Parent or Acquisition Sub breach or fail to perform in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.03(a) or 5.03(b), and (ii) cannot be or has not been cured within 15 days after the giving of written notice to Parent of such breach; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 6.01(d)(i) if Company is then in material breach of any of representation, warranty, covenant or agreement contained in this Agreement, or

            (ii)     By Company, prior to the adoption of this Agreement by Company’s shareholders in accordance with this Agreement, if in connection with approving or recommending, or entering into, a definitive agreement with respect to a Superior Proposal in accordance with Section 4.02(b)(ii), but only if prior to termination under this subsection Company has complied with all of the terms and conditions of that Section, including, without limitation, payment in full of the Termination Fee.

        Section 6.02.     Effect of Termination. In the event of termination of this Agreement by Company, Parent or Acquisition Sub as provided in Section 6.01, (i) written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and (ii) this Agreement shall forthwith become void and have no effect, without any Liability on the part of Parent, Acquisition Sub or Company, except that (A) this Section 6.02, Section 6.03 and Sections 7.02, 7.03, 7.05, 7.07, 7.08, 7.10, 7.12, 7.13 and 7.14 shall survive any termination of this Agreement and (B) nothing in this Section 6.02 shall relieve any party to this Agreement for Liability for breach of this Agreement.

        Section 6.03.     Fees and Expenses.

        (a)     Except as otherwise provided in this Section 6.03, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        (b)     If this Agreement is terminated by Company pursuant to Section 6.01(d)(ii), or by Parent pursuant to Section 6.01(c)(ii), or by Company or Parent pursuant to Section 6.01(b)(ii) without the Company Shareholders’ Meeting having occurred, then Company shall pay $1,740,000 (the “Termination Fee”) to Parent, at or prior to the time of, and as a pre-condition to the effectiveness of, termination in the case of a termination pursuant to Section 6.01(d)(ii) or as promptly as practicable (and in any event within one Business Day) in the case of a termination pursuant to Section 6.01(c)(ii), payable by wire transfer of same day funds.

        (c)     If (A) Parent shall have terminated this Agreement pursuant to Section 6.01(b)(ii), 6.01(b)(iii) or 6.01(c)(i) or Company shall have terminated this Agreement pursuant to Section6.01(b)(ii) or 6.01(b)(iii), (B) at any time on or after the date of this Agreement and prior to such termination of this Agreement there shall have been an Acquisition Proposal Interest (other than from Parent or Acquisition Sub or their Affiliates), and (C) concurrently with such termination, or within twelve months thereafter, Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent, but excluding a confidentiality agreement the subject matter of which is solely the protection of nonpublic information and/or standstill provisions) with respect to an Acquisition Proposal (which term, solely for purposes of this Section 6.03(c)(iii), shall mean any proposal or offer from any Person (in each case, whether or not in writing and whether or not delivered to the shareholders of Company generally) relating to (A) any direct or indirect acquisition or purchase of at least a 50% portion of the assets of Company or any of any of its Subsidiaries or of over 50% of any class of equity securities of Company or any of its Subsidiaries, (B) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 50% or more of any class of equity securities of Company or any of its Subsidiaries, (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, or (D) any other transaction similar to any of the foregoing with respect to Company or any of its Subsidiaries) with any Person (or any of their Affiliates) who submitted an Acquisition Proposal Interest prior to termination of this Agreement, or an Acquisition Proposal is consummated with any Person (or any of their Affiliates) who submitted an Acquisition Proposal Interest prior to termination of this Agreement, then Company shall pay the Termination Fee to Parent, by wire transfer of same day funds, on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as may be applicable.

        (d)     Company shall not withhold any amounts on any payment under this Section 6.03. The parties acknowledge that the agreements contained in Section 6.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Acquisition Sub would not have entered into this Agreement. Accordingly, if Company fails to pay promptly any amounts due pursuant to Section 6.03, and, in order to obtain such payment, Parent commences Litigation which results in a judgment against Company for the fee or expense reimbursement set forth in Section 6.03, Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Litigation, together with interest on the amount due from each date for payment until the date of the payment at a rate equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made plus 2%.

ARTICLE VII
GENERAL PROVISIONS

        Section 7.01.     Non-Survival of Representations and Warranties; Limitation on Warranties.

        (a)     The representations and warranties and agreements in this Agreement shall not survive beyond the Effective Time. This Section 7.01(a) shall not limit any covenant or agreement contained herein that, by its terms, contemplates performance after the Effective Time.

        (b)     Except for the representations and warranties contained in this Agreement, the schedules to this Agreement and any agreements or certificates delivered pursuant to this Agreement, Company makes no other express or implied representation or warranty to Parent or Acquisition Sub. Parent and Acquisition Sub each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of Company other than the representations and warranties of Company set forth in this Agreement, the schedules to this Agreement or any agreements or certificates delivered pursuant to this Agreement.

        (c)     Except for the representations and warranties contained in this Agreement, the schedules to this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Acquisition Sub make no other express or implied representation or warranty to Company. Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Acquisition Sub other than the representations and warranties of Parent and Acquisition Sub set forth in this Agreement, the schedules to this Agreement or any agreements or certificates delivered pursuant to this Agreement.

        (d)     In connection with Parent and Acquisition Sub’s investigation of Company, Parent and Acquisition Sub received certain projections, including projected statements of operating revenues and income from operations of the Business and certain Business plan information. Parent and Acquisition Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Acquisition Sub are familiar with such uncertainties and that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts and that, absent fraud or willful misrepresentation, Parent and Acquisition Sub shall have no claim against anyone with respect thereto. Accordingly, Parent and Acquisition Sub hereby acknowledge that Company is making no representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

        Section 7.02.     Amendment. This Agreement may be amended by the parties hereto by action taken by the respective Board of Directors of Company, Parent and Acquisition Sub or by the respective officers authorized by such Boards of Directors at any time prior to the Effective Time (notwithstanding any shareholder approval); provided, however, that, after any approval of the Merger by the shareholders of Company, no amendment may be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

        Section 7.03.     Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement and the schedules attached hereto) constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        Section 7.04.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and Acquisition Sub may assign its rights, interest and obligations to any Affiliate of Parent without the consent of Company, provided that no such assignment shall relieve Parent of any Liability for any breach by such assignee). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 7.05.     Parties in Interest. Except with respect to Section 4.10 (which is intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 7.06.     Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

        Section 7.07.     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person, (b) on the fifth business day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one business day after having been sent by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)     If to Parent or Acquisition Sub:

Certified Holdings, Inc. One Certified Drive Hodgkins, Illinois 60525 Attention: Ken Koester

With a copy to:

Sonnenschein Nath & Rosenthal LLP 8000 Sears Tower 233 South Wacker Drive Chicago, Illinois 60606 Attention: J. Ross Docksey

        (b)     If to Company:

Fresh Brands, Inc. 2215 Union Avenue Sheboygan, WI 53081 Attention: Louis E. Stinebaugh

With a copy to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Steven R. Barth

        Section 7.08.     Law Governing Agreement; Jurisdiction. This Agreement shall be construed and interpreted according to the internal Laws of the State of Wisconsin, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction.

        Section 7.09.     Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 7.10.     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 7.11.     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

        Section 7.12.     Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.

        Section 7.13.     Interpretation. When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein”and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

        Section 7.14.     Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        Section 7.15.     Waiver. At any time prior to the Effective Time and to the extent legally permitted, any party hereto may, with respect to the other parties hereto, (a) extend the time for the performance of any of the obligations or other acts (except to the extent prohibited by law), (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 7.16.     Definitions. For purposes of this Agreement, the term:

        “Acquisition Proposal” shall have the meaning set forth in Section 4.02 (except for purposes of Section 6.03(c)(C), with respect to which “Acquisition Proposal” shall have the meaning set forth therein).

        “Acquisition Proposal Interest” shall have the meaning set forth in Section 4.02.

        “Acquisition Sub” shall have the meaning set forth in the preamble of this Agreement.

        “Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; provided, however, that in no event shall any franchisee of Company be considered an Affiliate of Company.

        “Agreement” shall have the meaning set forth in the preamble of this Agreement.

        “Available Company SEC Documents” shall mean all reports, schedules, forms, statements and other documents filed by Company with the SEC and publicly available prior to the date of this Agreement.

        “Board of Directors” shall have the meaning set forth in the recitals of this Agreement.

        “Business” shall mean Company’s business of operating as a supermarket retailer and grocery wholesaler in Wisconsin, northern Illinois and northeastern Iowa, principally through corporate-owned, franchised and independent supermarkets.

        “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the states of New York or Wisconsin are authorized or obligated to close.

        “Certificates” shall have the meaning set forth in Section 1.08(b).

        “Closing” shall have the meaning set forth in Section 1.02(a).

        “Closing Date” shall have the meaning set forth in Section 1.02(a).

        “Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulatory guidance thereunder.

        “Common Stock” shall have the meaning set forth in the recitals of this Agreement.

        “Company” shall have the meaning set forth in the preamble of this Agreement.

        “Company Board Recommendation” shall have the meaning set forth in Section 3.18.

        “Company’s Financial Advisor” shall have the meaning set forth in Section 3.20.

        “Company Balance Sheet” shall have the meaning set forth in Section 3.09(a).

        “Company Financials” shall have the meaning set forth in Section 3.04(b).

        “Company Form 10-K” shall have the meaning set forth in Section 3.08(c).

        “Company Shareholders’ Meeting” shall have the meaning set forth in Section 3.16.

        “Company Trade Rights” means all Trade Rights owned by Company or any Subsidiary.

        “Confidentiality Agreement” means that certain confidentiality agreement, dated February 16, 2005, between Certified Grocers Midwest, Inc. and Company.

        “Contract” shall mean all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

        “Dissenting Shares” shall have the meaning set forth in Section 1.07(b).

        “Effective Time” shall have the meaning set forth in Section 1.02(b).

        “Employee Benefit Plans” shall have the meaning set forth in Section 3.13(a).

        “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, Orders, decrees, suits, Litigation, demands, demand letters, directives, threats, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging liability arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Substances at any location, whether or not owned, operated, leased or managed by Company or any Subsidiary, or (y) any other circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

        “Environmental Law” shall mean any federal, state, municipal, local, foreign or other statutes, Laws, ordinances, rules or regulations, Orders, decrees, common law principles, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to regulation of pollution or the protection of human health and safety or the environment (including ambient air, surface water, groundwater, soils, subsurface strata and natural resources) including, without limitation, Laws concerning Hazardous Substances, including Laws and regulations relating to the presence of, exposure to, Release of or threatened Release of Hazardous Substances or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, recycling, transport, handling of, or the arrangement for such activities with respect to, Hazardous Substances, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

        “Environmental Permits” shall have the meaning set forth in Section 3.08(c).

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulatory guidance thereunder.

        “ERISA Affiliate” shall have the meaning set forth in Section 3.13(a).

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

        “Existing Credit Documents” shall mean (i) the Credit Agreement, dated as of March 18, 2004, among Fresh Brands, Inc., LaSalle Bank National Association, as Administrative Agent, Co-Lead Arranger and Lender and U.S. Bank National Association, as Documentation Agent, Co-Lead Arranger and Lender, as amended by the First Amendment to Credit Agreement, dated as of November 12, 2004, among Fresh Brands, Inc., LaSalle Bank National Association, as Administrative Agent and Lender and U.S. Bank National Association, as Lender, and the Second Amendment to Credit Agreement, dated as of September 28, 2005, among Fresh Brands, Inc., LaSalle Bank National Association, as Administrative Agent and Lender and U.S. Bank National Association, as Lender, and (ii) all security agreements, promissory notes, guarantees, pledges, and other agreements and instruments executed in connection therewith (for the avoidance of doubt, Company’s guarantees to Franchisees are not included within this definition).

        “Filed Contracts” shall have the meaning set forth in Section 3.11(a).

        “FIN 46” means Financial Accounting Standards Board Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.

        “Franchising Contract” means any Contract or agreement (including any and all amendments thereto) (a) pursuant to which Company or any of the Subsidiaries grants or has granted to any third party any right, license or franchise to operate or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the Trade Rights of Company or any Subsidiary, (b) pursuant to which a Franchisee grants or has granted to any third party any right, license or franchise to operate, or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the Trade Rights of Company or any Subsidiary, or (c) pursuant to which Company or any of the Subsidiaries grants or has granted options, rights of first refusal, rights of first negotiation or other rights to obtain rights to operate businesses using any of the Trade Rights of Company or any Subsidiary.

        “Franchisees” means all parties to Franchising Contracts other than Company and any of the Subsidiaries, excluding guarantors of the Franchisee’s obligations unless expressly referenced.

        “GAAP” shall have the meaning set forth in Section 3.04(b).

        “Governmental Entity” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other governmental or regulatory body, whether federal, state, municipal, county, local, foreign or other.

        “Hazardous Substance” shall mean any substance which is regulated by (or would require remediation under) Environmental Laws, and includes, without limitation, (x) any and all materials or substances which are defined as hazardous waste, extremely hazardous waste or a hazardous substance pursuant to state, federal or local governmental Law; (y) asbestos and asbestos containing materials; (z) polychlorinated biphenyls; (aa) petroleum products, including without limitation, crude oil, constituents of petroleum products, and substances derived from petroleum; (bb) urea formaldehyde and related substances; (cc) radon and other radioactive substances; (dd) substances which are toxic, ignitable, reactive; (ee) medical, biological, and biohazardous materials, including without limitation infectious substances, biological products, cultures and stocks, diagnostic specimen or regulated medical waste as defined in 49 CFR sec. 173.134(a) and any other infectious materials, bodily fluids, excrement or similar such wastes and (ff) mold, fungi, and other allergens.

        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        “Indebtedness” of any Person at any date shall include (i) all indebtedness (including interest payments or prepayments required prior to satisfaction) of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business consistent with past practice), including earn-out or similar contingent purchase amounts, (ii) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, debenture or similar instrument, (iii) all obligations of such Person under capitalized leases (other than the current portion thereof to the extent reflected in current liabilities), (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Liens on any property or asset of such Person (whether or not such obligation is assumed by such Person).

        “Indemnified Party” shall have the meaning set forth in Section 4.10.

        “Insured Party” shall have the meaning set forth in Section 4.10.

        “IRS” shall have the meaning set forth in Section 3.05(d).

        “KEESA Contracts” shall mean those certain Key Executive Employment and Severance Agreements entered into at various times with Messrs. John H. Dahly, Jonathan B. Hoenecke, Michael Isken, Joseph M. Livorsi, Louis E. Stinebaugh, Thomas J. Timler, and Walter G. Winding III, which Agreements provide for certain potential payments and benefits to the named executives in the event of termination of the employment of the executive(s) under certain circumstances.

        “Knowledge” of Company shall mean the actual knowledge of the executive officers of Company and the following additional employees of Company or the Subsidiaries (each of whom has had active involvement in assisting Company in connection with the review of this Agreement and the Transactions contemplated by this Agreement): Michael Isken, Nadine Becker, Gary Suokko, Wayne Wiertzema, Thomas J. Timler, Joe Livorsi, Walter G. Winding III, Mark Grasse, Robert Lepkowski, Scott Zeier, Barb Nardi and Mary McLaughlin.

        “Laws” shall mean any applicable federal, state or local statute, law, ordinance, rule or regulation.

        “Leased Real Property” shall have the meaning set forth in Section 3.09(c).

        “License Agreement” shall have the meaning set forth in Section 3.14.

        “Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

        “Liens” means any mortgages, title defects or objections, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever.

        “Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative.

        “Material Adverse Effect” shall mean any fact, event, change, effect, condition, factor or circumstance that individually or in the aggregate with all other facts, changes, events, effects, conditions, factors and circumstances (i) is or is reasonably likely to be materially adverse to the Business, results of operations, properties, financial condition, assets or Liabilities of Company and Subsidiaries taken as a whole or (ii) impairs or adversely affects in any material respect Company’s ability to perform its obligations under this Agreement or consummate the Merger or the other Transactions contemplated hereby; provided, however, that, the following shall not be taken into account in determining whether there has occurred (or whether there is reasonably likely to be) a Material Adverse Effect: (i) any change or effect resulting from changes in general economic conditions in the United States or in worldwide capital markets or any outbreak of hostilities or war (or the material worsening of hostilities or war) or terrorist activities (except for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (ii) any change or effect resulting from conditions generally affecting the industries in which Company and its Subsidiaries conduct the Business (except for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (iii) any change or effect resulting from the announcement of this Agreement, the Merger or the other transactions contemplated hereby; (iv) any actions taken, or failures to take action, or such other effects, changes, occurrences or developments, in each case to which Parent has specifically consented in writing after the date hereof and prior to such actions, failures, effects, changes, occurrences or developments; (v) changes, after the date hereof, in Laws of general applicability or changes, after the date hereof, in GAAP (except in each such case for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (vi) the act of publicly announcing the accounting matters described in Company’s press release issued on November 17, 2005, and any change in the trading prices or trading volume of Company’s capital stock as a result of such public announcement (it being expressly understood and agreed, for the avoidance of doubt, that except as and to the extent expressly permitted by clause (vii) below, this clause (vi) shall not in any event be construed to prohibit consideration of any and all other changes, developments or effects on Company, the Subsidiaries or the Business resulting from such public announcement in determining whether there has occurred, or whether there is reasonably likely to be, a Material Adverse Effect); or (vii) any changes in Company’s relationships with existing vendors or suppliers as a result of the public announcement described in clause (vi) above if and only if both (A) Company’s total weekly service level (as reflected on Company’s service level reports prepared in the same manner and using the same practices and procedures used to prepare the report set forth on Schedule 7.16), measured weekly commencing with the week beginning December 4, 2005, as compared to the average total weekly service level over the five weeks ending November 6, 2005 set forth on Schedule 7.16 hereto, shall not have declined by more than 2.0% for three consecutive weeks at any time since the date of this Agreement; and (B) Company’s comparable same stores sales, measured weekly commencing with the week beginning December 5, 2005, as compared to the comparable same store sales for the same period in the preceding fiscal year, shall not be negative for three consecutive weeks at any time since the date of this Agreement.

        “Material Contract” shall have the meaning set forth in Section 3.11(a).

        “Merger” shall have the meaning set forth in the recitals of this Agreement.

        “Merger Consideration” shall have the meaning set forth in Section 1.06(a).

        “Nasdaq” shall mean the Nasdaq National Market.

        “Options” shall have the meaning set forth in Section 1.09.

        “Option Cancellation Agreement” has the meaning specified in Section 1.09.

        “Orders” shall mean any order, writ, injunction, judgment, plan or decree.

        “Owned Real Property” shall have the meaning set forth in Section 3.09(b).

        “Parent” shall have the meaning set forth in the preamble of this Agreement.

        “Parent Information” shall have the meaning set forth in Section 2.05.

        “Parent Material Adverse Effect” shall mean a material adverse effect on the ability of Parent or Acquisition Sub to perform its obligations under this Agreement or consummate the Merger or the other Transactions.

        “Paying Agent” shall have the meaning set forth in Section 1.08(a).

        “Pay-Off Letters” shall have the meaning set forth in Section 5.02.

        “PBGC” shall mean the Pension Benefit Guarantee Corporation.

        “Permit” shall mean any permit, license, variance, exemption, authorization, certificate, franchise, order or approval of any Governmental Entity.

        “Permitted Lien” means any (i) Lien which constitutes or arises out of current state or local Taxes or assessments not yet due and payable or being contested in good faith, (ii) materialmen’s, mechanics’, workmen’s or repairmen’s Lien in each case created in the ordinary course of business the existence of which does not, and would not reasonably be expected to, materially impair the value or use and enjoyment of the asset subject to such Lien, (iii) Liens under the Existing Credit Documents which will be removed in accordance with the Pay-off Letters upon payment of the aggregate payoff amount stated therein, (iv) Liens to secure Indebtedness (including purchase money Indebtedness) incurred in the ordinary course of business and consistent with past practice after the date thereof, and (iv) Lien, easement, right of way, or other imperfection of title agreements, conditions and restrictions that would be shown by a current survey, title report or physical inspections, and zoning building and other similar restrictions, in each case the existence of which does not, and would not reasonably be expected to, materially impair the value of or use and enjoyment of any Owned Real Property or any Leased Real Property.

        “Person” shall mean an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

        “Plan of Merger” shall have the meaning set forth in Section 1.02(b).

        “Proxy Statement” shall have the meaning set forth in Section 3.16.

        “Real Property” shall have the meaning set forth in Section 3.09(b).

        “Real Property Lease” shall have the meaning set forth in Section 3.09(c).

        “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        “Representatives” shall have the meaning set forth in Section 4.02(a).

        “Requisite Shareholder Vote” shall have the meaning set forth in Section 3.18.

        “Rights” shall have the meaning set forth in Section 3.01(c).

        “Rights Agreement” shall mean that certain Rights Agreement, dated as of October 12, 2001, by and between Company and FIRSTAR Bank, N.A., as Rights Agent thereunder, as amended by that certain Agreement of Substitution and Amendment of Rights Agreement, dated August 19, 2002, by and between American Stock Transfer and Trust Company, as Rights Agent thereunder.

        “Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.04(a).

        “SEC” shall mean the Securities and Exchange Commission.

        “SEC Reports” shall have the meaning set forth in Section 3.04(a).

        “Securities Act” shall mean the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

        “Shares” shall have the meaning set forth in the recitals of this Agreement.

        “Stock Plans” shall have the meaning set forth in Section 1.09.

        “Shareholder” shall have the meaning set forth in the Recitals.

        “Subsidiary” shall mean any corporation, partnership, joint venture or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by Company or by any one or more of its Subsidiaries, or by Company and one or more of its Subsidiaries or (ii) Company or any of its Subsidiaries is a general partner or managing member or otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. For the avoidance of doubt, no Franchisee shall be considered a Subsidiary for purposes of this Agreement, irrespective of the effects of FIN 46.

        “Superior Proposal” shall have the meaning set forth in Section 4.02(b).

        “Surviving Corporation” shall have the meaning set forth in Section 1.01.

        “Taxes” means all federal, state, local and foreign taxes (including income or profits taxes, alternative or add-on minimum taxes, profits or excess profits taxes, premium taxes, occupation taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, prohibited transaction taxes, transfer taxes, value added taxes, employment and payroll-related taxes (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property taxes, business license taxes, occupation taxes, stamp taxes or duties, withholding or back up withholding taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including charges, interest, additions to tax and penalties with respect thereto, it being agreed that the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group or being included or required to be included in any Tax Return.

        “Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.

        “Tax Returns” shall mean any return, declaration, report, statement, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes or Employee Benefit Plan, including any schedule, form, attachment or amendment.

        “Trade Rights” shall mean rights in the following: (i) all trademarks, all trademark rights, including, without limitation, license rights in trademarks or service marks owned by others, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under any or all of the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights, employee covenants and agreements respecting intellectual property and non competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

        “Transactions” shall have the meaning set forth in Section 2.01.

        “Voting Debt” shall have the meaning set forth in Section 3.01(c).

        “WBCL” shall mean the Wisconsin Business Corporation Law, as amended.

        “WDFI” shall have the meaning set forth in Section 1.02(b).

        [This space intentionally left blank]

        IN WITNESS WHEREOF, Parent, Acquisition Sub and Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CERTIFIED HOLDINGS, INC.
By: /s/ Kenneth R. Koester
Name: Kenneth R. Koester
Title: President
PILLOW ACQUISITION CORP.
By: /s/ Kenneth R. Koester
Name: Kenneth R. Koester
Title: President
FRESH BRANDS, INC.
By: /s/ Louis E. Stinebaugh
Name: Louis E. Stinebaugh
Title: President and Chief Operating Officer

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